AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
ON AUGUST 12, 2002

CONSENT SOLICITATION STATEMENT

FILED ON SCHEDULE 14A

(Amendment No. 2)

CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Consent Solicitation Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENSTAR INCOME PROGRAM II-1, L.P.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest.

(2)	Aggregate number of securities to which transaction applies: 29,936.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):. The filing fee is based on the aggregate cash to be received by the Registrant from the proposed sale of assets, which the Registrant believes will be $14,707,000 multiplied by .000092

(4)	Proposed maximum aggregate value of transaction: $14,707,000

(5)	Total fee paid: $1,353.04

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ENSTAR INCOME PROGRAM II-1, L.P.

C/O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

August 12, 2002

Dear Limited Partner:

      As a holder of limited partnership units (“units”) of Enstar Income Program II-1, L.P. (“Enstar II-1” or the “partnership”), you are being asked to vote upon three proposals, which together constitute a plan of liquidation (the “Liquidation Plan”) for Enstar II-1. If consummated, the Liquidation Plan will result in the sale of all of Enstar II-1’s cable television system assets to an affiliate of Enstar II-1’s corporate general partner, Enstar Communications Corporation (“Enstar Communications,” the “corporate general partner,” “we” or “us”), the subsequent liquidation and dissolution of the partnership, and the distribution to each unitholder of what we expect would be approximately $473 per unit, before applicable taxes.

      As more fully described in the attached consent solicitation statement, the proposals are:

•	the sale (the “CHARTER SALE”) of all of Enstar II-1’s cable television systems and related assets (collectively, the “system”) to Charter Communications Entertainment I, LLC (“CCE-1”), which is an affiliate of the general partner, for a sale price of approximately $14,707,000 in cash ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals and customary closing conditions;

•	the amendment of Enstar II-1’s partnership agreement (the “PARTNERSHIP AGREEMENT AMENDMENT”) to permit the sale of any or all of Enstar II-1’s cable television system assets to an affiliate of the general partner, which will legally allow the Charter Sale to be consummated; and

•	the subsequent dissolution, termination and liquidation (the “LIQUIDATION”) of Enstar II-1 through one or more liquidating distributions to the general partner and the unitholders, in accordance with Enstar II-1’s partnership agreement.

      Each proposal will be voted on individually. However, none of the proposals will become effective, and the Liquidation Plan will not be implemented, unless each of the proposals is approved by the holders of a majority of the units.

      In addition to CCE-1, five other parties (none of which is an affiliate of the partnership, the general partner, CCE-1 or any affiliate of any of them) also bid on the system. However, each of them offered substantially less for the system, and on less favorable terms, than CCE-1. For this and other reasons that are discussed in the consent solicitation statement, we believe that the Liquidation Plan is procedurally and substantively fair to the unaffiliated unitholders, and recommend that you vote to APPROVE each of the proposals.

      Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to “DISAPPROVE” all of the proposals.

      You are urged to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement contains more information about the other five bids (see “Liquidation Plan Summary” on pages 3-4, “— Sale Process” on pages 20-22 and “— Fairness of the Sale Price” on pages 22-25); sets forth our reasons for believing that the Liquidation Plan is procedurally and substantively fair to the unaffiliated unitholders (see “— Fairness of the Transaction” on pages 20-25) and the basis for our recommendation (see “— Recommendation of the General Partner and other Filing Persons” on pages 25- 27); and describes in detail the Charter Sale, Partnership Agreement Amendment and Liquidation (see “Liquidation Plan Summary” on pages 3-4, “Questions and Answers About the Liquidation Plan” on pages 5- 9, and “Special Factors” on pages 15-37). If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar II-1’s soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.

      You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

Very truly yours,

Enstar Communications Corporation

Corporate General Partner

ENSTAR INCOME PROGRAM II-1, L.P.

C/ O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

NOTICE OF CONSENT SOLICITATION

August 12, 2002

To the Limited Partners of Enstar Income Program II-1, L.P.:

      NOTICE IS HEREBY GIVEN to the holders (the “unitholders”) of the limited partnership units (the “units”) of Enstar Income Program II-1, L.P., a Georgia limited partnership (“Enstar II-1” or the “partnership”), that Enstar Communications Corporation, a Georgia corporation and the corporate general partner of Enstar II-1 (“Enstar Communications”, the “corporate general partner”, “we” or “us”), is soliciting written consents on behalf of Enstar II-1 to approve three proposals that together comprise a plan of liquidation (the “Liquidation Plan”) pursuant to which Enstar II-1’s cable television system assets will be sold to Charter Communications Entertainment 1, LLC (“CCE-1”). CCE-1 is an indirect subsidiary of Enstar Communications’ ultimate parent company, and, therefore, an affiliate of the partnership and of the general partner.

      The three proposals that constitute the LIQUIDATION PLAN are:

•	the sale (the “CHARTER SALE”) of all of Enstar II-1’s cable television systems (the “system”) to CCE-I, for a sale price of approximately $14,707,000 in cash, ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals and customary closing conditions;

•	the amendment (the “PARTNERSHIP AGREEMENT AMENDMENT”) of Enstar II-1’s partnership agreement in order to legally permit the sale of the system to an affiliate of the general partner; and

•	the subsequent dissolution, termination and liquidation (the “LIQUIDATION”) of Enstar II-1 through one or more liquidating distributions to the general partner and the unitholders, in accordance with Enstar II-1’s partnership agreement.

      The Charter Sale, Partnership Agreement Amendment, and Liquidation are more fully described in the attached consent solicitation statement under “Liquidation Plan Summary” on pages 3-4, “Questions and Answers About the Liquidation Plan” on pages 5-9, “Special Factors” on pages 15-37, and “Voting Procedures” on pages 44-45.

      Enstar II-1 is seeking to obtain approval of these three proposals (and hence, of the Liquidation Plan) from the unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The affirmative vote of the holders of a majority of the outstanding units on the Record Date (as defined below) is required in order to adopt any such proposal, and will bind all of the unitholders.

      The close of business on August 9, 2002 is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the proposals. Consents of the unitholders will be solicited during the period (the “Solicitation Period”), which begins on August 12, 2002 and will end at 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us and/ or the soliciting agent; or (ii) September 23, 2002 (or, if the Solicitation Period is extended by the general partner, at 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period).

      The Charter Sale, Partnership Agreement Amendment and Liquidation are separate proposals. Although you will vote on each proposal individually, each is contingent on the unitholders approving the other two, and no proposal will be effective (and the Liquidation Play will not be implemented) unless all three proposals are approved. Please indicate your approval, disapproval or abstention with respect to each proposal by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., our soliciting agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us and/or the soliciting agent; or (ii) September 23, 2002 (or, if the corporate general partner extends the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of any such extended Solicitation Period). You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period or extended Solicitation Period, as the case may be.

      You may also contact the partnership, the general partner and CCE-1 at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

      Your approval is important. Please read the consent solicitation statement and the exhibits thereto carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.

ENSTAR COMMUNICATIONS CORPORATION

CORPORATE GENERAL PARTNER

LIQUIDATION PLAN SUMMARY
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN
SPECIAL FACTORS
Effects of the Transaction
Fairness of the Transaction
Conflicts of Interest
Related Party Transactions
The Purchase Agreement
Source of Funds
Closing of the Charter Sale
Description of Assets
Use of Proceeds and Cash Distributions
Disadvantages of the Liquidation Plan
Consequences of Failure to Approve the Proposals
Amendment of the Partnership Agreement
Liquidation
Federal Income Tax Consequences of the Liquidation Plan
State Tax Consequences
No Appraisal Rights
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS
DISTRIBUTIONS TO UNITHOLDERS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
IDENTITY AND BACKGROUND OF CERTAIN PERSONS
AVAILABLE INFORMATION

ENSTAR INCOME PROGRAM II-1, L.P.

LIQUIDATION PLAN SUMMARY	3
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN	5
WHO CAN HELP ANSWER YOUR QUESTIONS	10
OWNERSHIP STRUCTURE CHART	11
SELECTED PRO FORMA FINANCIAL INFORMATION	12
SPECIAL FACTORS	15
General	15
Background, Purpose and Reasons for the Charter Sale	15
Effects of the Transaction	18
Fairness of the Transaction	20
Recommendation of the General Partner and other Filing Persons	25
Conflicts of Interest	27
Related Party Transactions	27
The Purchase Agreement	28
Source of Funds	30
Closing of the Charter Sale	32
Description of Assets	33
Use of Proceeds and Cash Distributions	33
Disadvantages of the Liquidation Plan	34
Consequences of Failure to Approve the Proposals	34
Amendment of the Partnership Agreement	35
Liquidation	35
Federal Income Tax Consequences of the Liquidation Plan	35
State Tax Consequences	37
No Appraisal Rights	37
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS	37
DISTRIBUTIONS TO UNITHOLDERS	38
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	38
IDENTITY AND BACKGROUND OF CERTAIN PERSONS	39
Enstar Communications Corporation	39
Charter Communications, Inc.	42
Charter Communications Entertainment I, LLC	43
VOTING PROCEDURES	44
AVAILABLE INFORMATION	45

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EXHIBITS

Exhibit A:	Letter Agreement, dated as of April 10, 2002, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County, Enstar IV/ PBD Systems Venture, Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, (a) terminating the Asset Purchase Agreement dated as of August 29, 2001, by and among the aforesaid parties (as amended by letter agreements dated as of September 10, 2001 and November 30, 2001, each by and among the aforesaid parties) with respect to all matters concerning Enstar Income Program II-1, L.P., and (b) waiving certain closing conditions contained in said asset purchase agreement, as so amended.	A-1
Exhibit B:	Asset Purchase Agreement, dated as of April 10, 2002, by and among Enstar Income Program II-1, L.P., as Seller, and Charter Communications Entertainment I, LLC, as Buyer	B-1
Exhibit C:	Audited financial statements of Enstar Income Program II-1, L.P. for the fiscal years ended December 31, 2000, and December 31, 2001	C-1
Exhibit C-1:	Letter to the Commission Pursuant to Temporary Note 3T	C- 1	(a)
Exhibit D:	Unaudited Financial Statements of Enstar Income Program II-1, L.P. for the quarter ended March 31, 2002	D-1
Exhibit E:	Credit Agreement, dated as of March 8, 1999, as Amended and Restated as of January 3, 2002, among Charter Communications Operating, LLC, as borrower, Charter Communications Holdings, LLC, as guarantor, Fleet National Bank and Credit Lyonnais New York Branch, as documentation agents, TD Securities (USA) Inc., as syndication agent, and Bank of America, N.A. and JPMorgan Chase Bank, as administrative agents	E-1

ii

ENSTAR INCOME PROGRAM II-1, L.P.

C/O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

August 12, 2002

CONSENT SOLICITATION STATEMENT

INTRODUCTION

      Enstar Communications Corporation, a Georgia corporation (“Enstar Communications”, the “general partner”, “we” or “us”), is the corporate general partner of Enstar Income Program II-1, L.P., a Georgia limited partnership (“Enstar II-1” or the “partnership”). Enstar II-1 currently owns and operates cable television systems exclusively in Illinois. Those cable systems and their related assets are collectively referred to as the “system,” the “Enstar II-1 system,” or “Enstar II-1’s system.” Through this consent solicitation statement, we are asking the holders of Enstar II-1’s limited partnership units (“units” and the holders thereof “unitholders”) to approve the sale of all of the partnership’s cable system assets to Charter Communications Entertainment 1, LLC (“CCE-1”) and the subsequent liquidation and dissolution of the partnership, which we expect will result in each unitholder receiving liquidating distributions of approximately $473 per unit before applicable taxes. CCE-1 is an affiliate of the partnership and the general partner.

      In particular, you are being asked to vote on the following three separate proposals that together constitute a plan of liquidation (the “LIQUIDATION PLAN”) of the partnership:

•	the sale (the “CHARTER SALE”) of the system to CCE-1, for a sale price of approximately $14,707,000 in cash ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals and customary closing conditions;

•	the amendment (the “PARTNERSHIP AGREEMENT AMENDMENT”) of Enstar II-1’s partnership agreement (which at this time does not allow the general partner or its affiliates to purchase partnership assets) so as to permit the sale of any or all of Enstar II-1’s cable television systems to an affiliate of the general partner; and

•	the subsequent dissolution, termination and liquidation (the “LIQUIDATION”) of Enstar II-1 through one or more liquidating distributions to the general partner and the unitholders, in accordance with Enstar II-1’s partnership agreement.

      Although each proposal is to be voted on separately, each is dependent on the unitholders approving the other two. Accordingly, none of the proposals will be effective or implemented unless all three are approved.

      The close of business on August 9, 2002 is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the above proposals. On December 31, 2001, there were 29,936 outstanding units of Enstar II-1 entitled to vote on the proposals, which were held by 837 unitholders. Unitholders will be notified as soon as practicable as to the results of this solicitation.

      The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the proposals for a base fee of approximately $3,300, plus additional fees and reimbursement of expenses, estimated at approximately $8,000. In addition, Ralph G. Kelly and Steven A. Schumm who are executive officers of Enstar Communications, may solicit consents in person or by telephone, facsimile or other means of communication, but will not receive compensation for such services.

      Neither the partnership agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar II-1 is governed, provides rights of appraisal or other similar rights to unitholders who dissent from the vote of the majority in approving or disapproving any of the above proposals. For more information, please see “— No Appraisal Rights” on page 37.

      This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the “Filing Persons:” the partnership; the corporate general partner of the partnership; CCE-1; Charter Communications Entertainment, LLC; Charter Communications Operating, LLC; Charter Communications Holdings, LLC; Charter Communications Holding Company, LLC (“Holdco”); and their ultimate parent, Charter Communications, Inc. (“Charter, Inc.”). More information about the Filing Persons and their respective executive officers and directors is contained in the “Ownership Structure Chart” on page 11, and “Identity and Background of Certain Persons” on pages 39-44.

      For the reasons set forth in the sections of this consent solicitation statement under the headings “— Background, Purpose and Reasons for the Charter Sale — Reasons” (on pages 15-17), “— Fairness of the Transaction (on pages 20-25), and “— Recommendation of the general partner and other Filing Persons” (on pages 25-27), the general partner believes that the Liquidation Plan is in the best interests of Enstar II-1 and the unitholders, and the general partner, CCE-1 and the other Filing Persons believe that the above three proposals (and, hence, the Liquidation Plan) are procedurally and substantively fair to the unaffiliated unitholders, and recommend that you vote to “APPROVE” each of those three proposals.

      Please read this consent solicitation statement and the exhibits hereto carefully. You can find additional information about Enstar II-1 in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and December 31, 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, September 30, 2001 and March 31, 2002, and its other reports filed with the Securities and Exchange Commission. You can obtain these reports from the partnership and/or the general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; or call (314) 543-2389 (which is also the principal executive offices of each of the other Filing Persons).

      This consent solicitation statement and the accompanying consent card are first being mailed to the limited partners on or about August 12, 2002.

The Date of This Consent Solicitation Statement is August 12, 2002.

LIQUIDATION PLAN SUMMARY

      The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation Statement that is important to your voting decision. You should carefully read this entire document, including the exhibits, before you decide how to vote.

•	Background. In 1999 we commenced a process of seeking purchasers for all of the cable television systems of Enstar II-1 and five other affiliated, limited partnerships (the “Other Selling Partnerships”), as well as eight other, affiliated limited partnership cable operators of which we also are the general partner. This effort was undertaken primarily because, based on our experience in the cable television industry, we concluded that generally applicable market conditions and competitive factors were making (and would increasingly make) it extremely difficult for smaller operators of rural cable systems (such as Enstar II-1 and the other affiliated Enstar partnerships) to effectively compete and be financially successful.

•	Amendment of the Partnership Agreement. The partnership agreement presently prohibits the corporate general partner and any of its affiliates from purchasing any material business assets, including cable systems and franchises, from Enstar II-1. For this reason, the partnership agreement must be amended in order for the Charter Sale to close and the Liquidation Plan to be consummated. For more information, please see “— Amendment of the Partnership Agreement” on page 35.

•	The Charter Sale. The terms and conditions of the Charter Sale are summarized below. The Charter Sale will be accounted for using the purchase method of accounting. For more information, please see “— The Purchase Agreement” on pages 28-30.

      The Sale Price. CCE-1 will pay a sale price of approximately $14,707,000, in cash, for the Enstar II-1 system. Of the six bids received for the system, CCE-1’s exceeded the next highest bid by approximately 25%.

      Sale Price Adjustments. The sale price to be paid to Enstar II-1 is subject to customary working capital closing adjustments. In addition, the partnership was assigned a prescribed target number of 6,513 subscribers at closing, and any shortfall in that target number at closing will result in the sale price being reduced by $2,258 per shortfall subscriber. For more information, please see “— The Purchase Agreement” on pages 28-30.

      Closing Conditions. The closing of the Charter Sale is subject to several conditions (any or all of which may be waived), which include:

•	the approval by a majority-in-interest of Enstar II-1’s unitholders;

•	the consent of the grantors of the franchises covering 90% of the system’s subscribers to the transfer of those franchises to CCE-1;

•	the partnership obtaining certain other federal regulatory approvals; and

•	other closing conditions that are customary in the industry.

      As of the date of this consent solicitation statement, the second and third of these conditions have been satisfied.

      Distribution of Sale Proceeds and Liquidation of the Partnership. After paying its debts and obligations and paying or providing for the payment of the expenses of the Charter Sale, Enstar II-1 will terminate and dissolve, and the corporate general partner will make one or more liquidating distributions to itself, the individual general partner and the unitholders of the partnership’s remaining assets, in accordance with the partnership agreement. We currently estimate that pre-tax liquidating distributions to the unitholders from the Charter Sale will total approximately $473 per unit, after estimated closing adjustments and closing and liquidation expenses. The general partners will receive a liquidating distribution of approximately $719,824 in the aggregate.

      We presently expect that the Charter Sale will close in the third quarter of 2002 and anticipate making the initial liquidating distribution approximately 60 days after the closing. We also expect that after required closing adjustments are completed (which we expect to occur approximately 6 months after the closing), final liquidating distributions would be made of any remaining funds. For more information, please see “— Use of Proceeds and Cash Distributions” on pages 33-34, and “— Liquidation” on page 35.

•	Fairness of the Sale Price. The sale price offered by CCE-1 for Enstar II-1’s system is approximately 25% higher than the second highest offer received for the system, and in our view (and in the view of the other Filing Persons) the other terms of such offer are equally or more favorable to the unitholders, overall, than those of any other offer for the system. CCE-1’s offer was obtained through a broadly-based solicitation process, in which an experienced cable television industry broker marketed Enstar II-1’s system and the Illinois cable television systems of the Other Selling Partnerships on a combined basis to what we and the other Filing Persons believe was virtually every prospective purchaser. Both the general partner and the broker are of the view that the combined marketing of Enstar II-1’s and the Other Selling Partnerships’ Illinois systems (for an aggregate of approximately 27,900 customers) generated a higher combined and per-system sale price than could have been obtained for the small cluster of Illinois customers served by Enstar II-1, alone. The process was also confidential: neither the broker, CCE-1 nor any other bidder knew the prices or other terms of the other bidders’ offers, and the general partner did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. We, CCE-1 and the other Filing Persons believe that this process acted as a comprehensive “market check” that enabled the general partner to objectively determine the present range of market values for the systems and obtain what the general partner and the other Filing Persons believe to be the highest price currently available in the market.

      Based on the foregoing, we, CCE-1 and the other Filing Persons have concluded that approval of the proposals (and, hence, the Liquidation Plan) is procedurally and substantively fair to and in the best interests of Enstar II-1 and the unaffiliated unitholders. For more information, please see “— Background, Purpose and Reasons for the Charter Sale” on pages 15-18, “— Consent Procedures and Procedural Safeguards” on page 22, “— Fairness of the Sale Price” on pages 22-25, and “— Recommendation of the General Partner and other Filing Persons” on pages 25-27.

•	Required Vote. Each of the three proposals that together constitute the Liquidation Plan must be approved by the holders of at least a majority of the units outstanding on the Record Date (August 9, 2002). None of the unitholders is an affiliate of Enstar II-1, the corporate general partner, CCE-1, any other Filing Person or any affiliate of the foregoing. For more information, please see “Voting Procedures” on pages 44-45.

•	Voting Procedures. Please see “Voting Procedures” on pages 44-45 for instructions on how and when to return your consent card, voting deadlines, and changing your vote.

QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN

Q:     WHY IS THE SALE OF ENSTAR II-1’S SYSTEM BEING PROPOSED?

A:	We believe that now is the appropriate time, and it is in the best interests of the unitholders, to sell the system because:

•	the system continues to face significant competition from direct broadcast satellite (“DBS”) operators, which has resulted in a steady loss of subscribers and declining revenues and operating income over the past four years;

•	upgrading the system in order to offer services comparable to those offered by competing DBS operators would cost approximately $2.7 million to $3.1 million, which we believe cannot be viably supported by the partnership’s potential revenues and operating income;

•	we believe that if the system is not upgraded so as to be competitive with DBS operators, Enstar II-1 will continue to lose subscribers and revenues, and operating income will continue to decline, as will the system’s market value; and

•	we believe that the available alternatives to the Liquidation Plan are not prudent. For more information, please see “— Background, Purpose and Reasons for the Charter Sale” on pages 15-18; “— Fairness of the Transaction” on pages 20-25; “— Recommendation of the General Partner and the other Filing Persons” on pages 25-27; and “— Consequences of Failure to Approve the Proposals” on pages 34-35.

Q:	WHY IS ENSTAR COMMUNICATIONS PROPOSING TO SELL ENSTAR II-1’S SYSTEM TO AN AFFILIATE?

A: •	Of the six bids received for the system, the sale price of approximately $14,707,000 offered by CCE-1 is approximately 25% greater than the next highest bid for the system, which was approximately $11,765,000. The lowest bid for the system was approximately $7,470,000.

•	CCE-1’s offer is not contingent on CCE-1 obtaining financing.

•	The minimum number of basic subscribers required by CCE-1 to be served by the system at closing in order to avoid any downward adjustment of the sale price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the other bidders.

•	CCE-1 is not requiring that any of Enstar II-1’s franchises be extended or renewed as a condition to closing.

•	CCE-1 is not requiring that Enstar II-1 make extensive representations and warranties about itself or the system. For more information, please see “— Fairness of the Sale Price — General” on pages 22-23; “— Fairness of the Sale Price — Other Factors” on pages 24-25; and “— Recommendation of the General Partner and other Filing Persons” on pages 25-27.

Q:     HOW WAS ENSTAR II-1’S SYSTEM MARKETED?

A:	Enstar II-1’s system was marketed on a combined basis with the Illinois cable television systems of five other , affiliated Enstar partnership (the “Other Selling Partnerships”). This was done, because we believe that, based on our experience in the cable industry, by marketing Enstar II-1’s system on a combined basis with a larger geographic “cluster” of systems located in Illinois, we were able to obtain a better price for the Enstar II-1 system, yielding greater net proceeds available for distribution to the unitholders than if the system had been marketed separately. For more information, please see “— Background, Purpose and Reasons for the Charter Sale” on pages 15-18, “— Fairness of the Sale Price” on pages 22-25, and “— Recommendation of the General Partner and other Filing Persons” on pages 25-27.

Q:	WHY IS ENSTAR II-1’S SYSTEM BEING SOLD SEPARATELY FROM THE OTHER SELLING PARTNERSHIPS’ CABLE TELEVISION SYSTEMS?

A:	The Charter Sale originally was part of a larger, single transaction in which Enstar II-1 and the Other Selling Partnerships agreed to simultaneously sell all of their Illinois cable systems to CCE-1 and two of its affiliates (such two affiliates being collectively referred to as the “Affiliate Purchasers”), for a total cash price of $63,000,000, of which sum approximately $14,707,000 would have been payable, in cash, to Enstar II-1 in consideration of the sale of the system to CCE-1. However, because the securityholders of the Other Selling Partnerships already had consented to the sales of those systems by the beginning of April, 2002, and in light of the substantially greater length of time that we expected the Charter Sale to take, we felt it unfair to require the Other Selling Partnerships’ securityholders to wait several additional months before receiving their distributions. For these reasons, the parties agreed to let the sales of the Other Selling Partnerships’ Illinois cable systems close before – and independently of – the Charter Sale, but without changing either the sale price for Enstar II-1’s system or the other substantive terms of the Charter Sale. For more information, please see “— Sale Process” on pages 20-22.

Q:     WHY IS ENSTAR II-1 DISSOLVING?

A:	CCE-1 will be purchasing all of Enstar II-1’s cable television systems. The proceeds of the Charter Sale that are received by Enstar II-1 will be used to repay the partnership’s debts and obligations and the balance will be distributed to the general partner and the unitholders. Consequently, after such uses of the proceeds of the Charter Sale, Enstar II-1 will not have any assets, and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems. Therefore, Enstar II-1 will dissolve after completing the Charter Sale, paying its debts and distributing the balance of the proceeds of the Charter Sale to its partners. For more information, please see “— Liquidation” on page 35.

Q:     WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?

A:	You will receive one or more distributions of Enstar II-1’s allocable share of the net sale proceeds, which we presently estimate will total approximately $473 per unit, after estimated closing adjustments and expenses, and subject to applicable withholding taxes. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar II-1 has made aggregate cash distributions to the unitholders of $216.42 per unit. For more information, please see “— Use of Proceeds and Cash Distributions” on pages 33-34.

Q:	WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT COMPLETED?

A:	If the Liquidation Plan is not completed, the partnership will re-examine its ability to pay distributions on a quarter-by-quarter basis. There is no assurance that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that they be made from available cash flow, after expenses, there are no restrictions on the partnership’s current or future ability to make distributions. For more information, please see “Special Factors — Consequences of Failure to Approve the Proposals” on pages 34-35, and “— Effects of the Transaction — on CCE-1” on page 19.

Q:	WHAT BENEFITS WILL ENSTAR COMMUNICATIONS, THE CORPORATE GENERAL PARTNER, RECEIVE IF THE LIQUIDATION PLAN IS COMPLETED?

A:	If the Liquidation Plan is completed Enstar Communications and the individual general partner will receive distributions of its allocable share of the net proceeds thereof, which we presently estimate will total approximately $719,824 in the aggregate. Enstar Communications will also indirectly benefit from the sale of the system to CCE-1, since the system’s ultimate owner will be Charter, Inc., which is Enstar Communications’ ultimate parent company. For more information, please see “Special Factors — Use of Proceeds and Cash Distributions” on pages 33-34, and “— Conflicts of Interest” on page 27.

Q:	SINCE IT IS AFFILIATED WITH CCE-1, WHAT CONFLICTS OF INTEREST DOES ENSTAR COMMUNICATIONS HAVE IN RECOMMENDING APPROVAL OF THE PROPOSALS?

A:	Although the bid solicitation process was designed to prevent CCE-1 (and all the other bidders) from directly or indirectly knowing the price and other terms offered by any other bidder for the system, and although we do not believe it to be the case, it is possible that, given its affiliate relationship with the corporate general partner, CCE-1 used information not generally known to the public in formulating its bid. It is, therefore, possible (but, in our view, unlikely), that the price offered by CCE-1 for the system is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the system, because the system’s ultimate owner will be Charter, Inc. Last, voluntarily deferred management fees (which had been accrued and unpaid for the previous six fiscal quarters, and which were $240,000 as of March 31, 2002) will be paid to the corporate general partner upon completion of the Liquidation Plan. For more information, please see “Special Factors — Conflicts of Interest” on page 27.

Q:     WHAT ARE THE BENEFITS TO CCE-1 OF COMPLETING THE CHARTER SALE?

A:	As a consequence of the closing of the Charter Sale, substantially all of the revenues derived from and operating expenses attributable to the operation of the system would, on a going-forward basis, be added to CCE-1. As of December 31, 2001, those revenues were approximately $261,300 per month, and those expenses were approximately $205,800 per month. Accordingly, we and CCE-1 estimate that for the first three months after the closing of the Charter Sale, CCE-1’s acquisition of the Enstar II-1 system will add an approximate net $55,000 per month in pre-tax earnings to CCE-1. However, neither we nor CCE-1 can assure that such an increase in net earnings will actually be achieved or that, if achieved, can be sustained or increased, and we make no estimate or projection with respect thereto other than for the first three months following the closing of the Charter Sale. In addition, by acquiring the system, CCE-1 would increase its assets by the amount of the sale price, or approximately $14,707,000. For more information, please see “— Effects of the Transaction — on CCE-1” on page 19.

Q:	WHAT ARE THE DISADVANTAGES TO ENSTAR II-1, THE UNITHOLDERS , THE GENERAL PARTNERS AND CCE-1 OF COMPLETING THE LIQUIDATION PLAN?

A:	The primary disadvantage to Enstar II-1, the unitholders and the general partners is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to CCE-1 or to another party. For more information, please see “— Disadvantages of the Liquidation Plan” on page 34, “— Effects of the Transaction — on Enstar II-1” on page 18, and “— Effects of the Transaction — On the Unitholders” on pages 18-19.

The principal disadvantages to CCE-1 of completing the Liquidation Plan are that CCE-1 will take on the risks of owning and operating the system, which could include investing $2.7 million — $3.1 million in upgrades needed to make the system technologically competitive with the DBS operators that presently comprise Enstar II-1’s primary competitors and the uncertainty of whether such upgrades would, in fact, improve Enstar 1’s competitiveness and/or operating performance. Those risks further include: competition from the increasing number of entities that provide high quality video programming, internet and telephony services (among them, particularly, DBS operators); the uncertainty of the effects of future legislation and regulatory requirements; rapid technological developments and advances which intensify the need of cable system operators to make significant capital expenditures to upgrade their systems in order to remain competitive with two-way interactive, “broadband” service providers; and continuing rate pressure from DBS operators. Neither we nor CCE-1 can give any assurance that an investment by CCE-1 in system upgrades will not have a materially negative effect on CCE-1’s profitability. For more information, please see “— Disadvantages of the Liquidation Plan” on page 34; and “— Effects of the Transaction — On CCE-1” on page 19.

Q:	WHAT ARE THE CONSEQUENCES TO ENSTAR II-1, THE UNITHOLDERS, THE CORPORATE GENERAL PARTNER AND CCE-1 IF THE LIQUIDATION PLAN IS NOT CONSUMMATED?

A:	If the Liquidation Plan is not completed, Enstar II-1 will continue to own, and the corporate general partner will continue to operate, the entire system for an indefinite period of time. No assurance can be given that Enstar II-1 will ever be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, we believe the system will continue to face significant competition from DBS operators, and will lose subscribers at an accelerated rate as DBS becomes less expensive to the consumer. In our view, unless the partnership were to make substantial investments, at a cost of approximately $2.7 million to $3.1 million, to upgrade the system’s plant in order to deploy broadband technology, the system will not be able to offer the quality and quantity of services that will be needed for Enstar II-1 to compete in its market. Further, we believe that even if those investments were made, Enstar II-1 would not be able to continue to operate profitably or to recoup those costs within the remaining terms of its key existing franchises. Last, there is no assurance that a future sale of the system would be on terms equal to or more favorable than those offered by CCE-1. For more information, please see “— Consequences of Failure to Approve the Proposals” on pages 34-35; “— Effects of the Transaction — On Enstar II-1” on page 18; and “— Effects of the Transaction — On the Unitholders” on pages 18-19.

If the Liquidation Plan is not consummated, CCE-1 will not have acquired the system, and CCE-1 will receive none of the benefits, as outlined above, of completing the Charter Sale. This means that the additional net earnings, indicated above as expected to be derived from acquiring the system, and which we and CCE-1 estimate at approximately $55,000 per month for the first three months following the closing of the Charter Sale, will not be available to CCE-1. For more information, please see “— Consequences of Failure to Approve the Proposals” on pages 34-35; and “— Effects of the Transaction — on CCE-1” on page 19.

Q:     WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?

A:	We are working towards completing the Charter Sale and the Liquidation Plan as quickly as possible. Although we cannot predict exactly when such approvals will be received, we hope to complete the Charter Sale and the Liquidation Plan during the third quarter of 2002. For more information, please see “— Closing of the Charter Sale” on pages 32-33.

Q:	WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE CHARTER SALE AND THE LIQUIDATION PLAN?

A:	In general, you will recognize a gain or loss for federal income tax purposes as a result of the Charter Sale and the Liquidation. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE CHARTER SALE MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE SALE. For more information, please see “— Federal Income Tax Consequences of the Liquidation Plan” on pages 35-37.

Q:     WHAT DO I DO TO VOTE MY ENSTAR II-1 UNITS?

A:	In order to vote your units either to approve, disapprove or abstain from the three proposals that together constitute the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal. If you vote to ABSTAIN as to a proposal, the effect will be the same as if you voted to DISAPPROVE that proposal. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE all of the proposals. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us or the soliciting agent; or (ii) September 23, 2002 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period).

Q:     MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?

A:	Yes. You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us or the soliciting agent; or (ii) September 23, 2002 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker’s directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BY D.F. KING & CO., INC. BEFORE THE END OF THE Solicitation Period OR EXTENDED Solicitation Period, AS THE CASE MAY BE.

Q:     DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?

A:	Under the partnership agreement and applicable state law, unitholders are not entitled to dissenters’ appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions which we presently estimate will be approximately $473 per unit, before applicable taxes. For more information, please see “— No Appraisal Rights” on page 37.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have more questions about the Charter Sale, the Partnership Agreement Amendment or the Liquidation, you should contact:

Enstar Income Program II-1, L.P.
c/o Enstar Communications Corporation
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Partnership Relations
Telephone: (314) 543-2389

      If you would like additional copies of this consent solicitation statement, or if you have questions about how to complete and return your consent card, you should contact:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-2014

OWNERSHIP STRUCTURE CHART

      The following diagram illustrates the ownership structure of Enstar II-1, Enstar Communications, CCE-1 and the other Filing Persons. For more information, please see Identity and Background of Certain Persons, on pages 39-44.

SELECTED PRO FORMA FINANCIAL INFORMATION

      The following tables set forth as at the date indicated (in the case of the Unaudited Pro Forma Condensed Balance Sheet) and for the periods indicated (in the cases of the Unaudited Condensed Statements of Operations): (i) historical summary financial information of Enstar II-1; (ii) pro forma adjustments thereto, reflecting the completion of the Charter Sale; (iii) adjusted pro forma financial information of Enstar II-1 giving effect to the Charter Sale as if it had occurred on the first day of the period presented; (iv) expected distributions to Enstar II-1’s limited partners and general partner, reflecting the completion of the Liquidation; and (v) adjusted pro forma financial information of Enstar II-1 giving effect to the Liquidation as if it had occurred on the first day of the period presented. The historical information contained in the following tables as of March 31, 2002 and for the three months ended March 31, 2002, has been derived from unaudited financial statements, and the historical information for the year ended December 31, 2001, has been derived from audited financial statements.

ENSTAR INCOME PROGRAM II-1, L.P.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of March 31, 2002

					Pro Forma
	Historical				As Adjusted	Expected
	March 31,		Pro Forma		March 31,	Distribution	Pro Forma,
	2002	Dispositions	Adjustments		2002	to Partners	As Liquidated

ASSETS
ASSETS:
Cash	$850,500	$—	$14,706,800	(a)	$15,790,300	$(15,557,300)	$—
Accounts receivable	78,800	(78,800)	—		—	—	—
Prepaid expenses and other assets	19,200	(19,200)	—		—	—	—
Property, plant and equipment, net	6,515,600	(6,515,600)	—		—	—	—
Franchise cost, net	48,400	(48,400)	—		—	—	—
Due from affiliates	411,700	—	—		411,700	(411,700)	—

	$7,924,200	$(6,662,000)	$14,706,800		$15,969,000	$(15,969,000)	$—

LIABILITIES AND PARTNERSHIP CAPITAL
LIABILITIES
Accounts payable	$51,700	$—	$588,300	(a)	$640,000	$(640,000)	$—
Accrued liabilities	457,000	—	—		457,000	(457,000)	—

	508,700	—	588,300		1,097,000	(1,097,000)	—

PARTNERSHIP CAPITAL (DEFICIT):
General partners	300	(66,600)	141,200		74,900	(74,900)	—
Limited Partners	7,415,200	(6,595,400)	13,977,300		14,797,100	(14,797,100)	—

	7,415,500	(6,662,000)	14,118,500	(a)	14,872,000	(14,872,000)	—

	$7,924,200	$(6,662,000)	$14,706,800		$15,969,000	$(15,969,000)	$—

(a)	Represents proceeds from the Charter Sale of $14,706,800 which will be used for transaction costs of $588,000, dissolution expenses and distributions to the partners.

ENSTAR INCOME PROGRAM II-1, L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

					Pro Forma,
	Historical,				As Adjusted		Expected
	December 31,				December 31,		Distribution		Pro Forma,
	2001		Dispositions(a)		2002		to Partners		As Liquidated

REVENUES	$3,173,700		$(3,173,700)		$—		$—		$—

OPERATING EXPENSES:
Service costs	886,900		(886,900)		—		—		—
General and administrative expenses	290,500		(290,500)		—		—		—
general partner management fees and reimbursed expenses	505,900		(505,900)		—		—		—
Depreciation and amortization	801,400		(801,400)		—		—		—

	2,484,700		(2,484,700)		—		—		—

OPERATING INCOME	689,000		(689,000)		—		—		—
OTHER INCOME (EXPENSE):
Interest income, net	38,500		—		38,500		(38,500)		—
Other	(28,800)		—		(28,800)		28,800		—

	9,700		—		9,700		(9,700)		—

NET INCOME	$698,700		$(698,000)		$9,700		$(9,700)		$—

Net income allocated to general partner	$7,000		$(6,900)		$100		$(100)		$—

Net income allocated to Limited Partners	$691,700		$(682,100)		$9,600		$(9,600)		$—

Net income per unit of limited partnership interest	$23.11		$(22.78)		$0.33		$(0.33)		$—

Weighted average number of units outstanding during the year	29,936		29,936		29,396		29,936		—

Ratio of earnings to fixed charges	1,746	x	(1,746	)x	25	x	(25	)x	—

(a)	Represents the results of operations of the Litchfield and Taylorville, Illinois cable systems to be sold.

ENSTAR INCOME PROGRAM II-1, L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2002

			Pro Forma,
	Historical,		As Adjusted	Expected
	March 31,		March 31,	Distribution	Pro Forma,
	2002	Dispositions(a)	2002	to Partners	As Liquidated

REVENUES	$808,000	$(808,000)	$—	$—	$—

OPERATING EXPENSES:
Service costs	266,100	(266,100)	—	—	—
General and administrative expenses	50,200	(50,200)	—	—	—
General partner management fees and reimbursed expenses	136,900	(136,900)	—	—	—
Depreciation and amortization	236,900	(236,900)	—	—	—

	690,100	(690,100)	—	—	—

OPERATING INCOME	117,900	(117,900)	—	—	—
OTHER INCOME (EXPENSE):
Interest income, net	1,900	—	1,900	(1,900)	—
Other	(54,400)	54,400	—	—	—

	(52,500)	54,400	1,900	(1,900)	—

NET INCOME	$65,400	$(63,500)	$1,900	$(1,900)	$—

Net income allocated to general partner	$700	$(600)	$100	$(100)	$—

Net income allocated to Limited Partners	$64,700	$(62,900)	$1,800	$(1,800)	$—

Net income per unit of limited partnership interests	2.16	$(2.10)	$0.06	$(0.06)	$—

Weighted average number of units outstanding during the year	29,936	29,936	29,936	(29,936)	—

Ratio of earnings to fixed charges	—	—	—	—	—

(a)	Represents the results of operations of the Litchfield and Taylorville, Illinois cable systems to be sold.

SPECIAL FACTORS

General

      Enstar II-1 was formed in July 1984 to acquire, construct, improve, develop and operate cable television systems in small and medium-sized communities. In December 1985, Enstar II-1 completed an offering of 30,000 limited partnership units at a price of $250 per unit, resulting in gross proceeds to the partnership of $7.5 million. On November 12, 1999, the general partner became an indirect controlled subsidiary of Charter, Inc., the nation’s fourth largest cable operator, serving approximately 6.8 million subscribers. The general partner is responsible for the day-to-day management of the partnership and its operations.

      Enstar II-1 offers cable service in rural areas of Illinois through its Taylorville, Illinois system, which serves the communities of Taylorville, Litchfield and Gillespie, Illinois. As of March 31, 2002, Enstar II-1 served approximately 6,300 basic subscribers.

Background, Purpose and Reasons for the Charter Sale

     Purpose

      Enstar II-1’s and the general partner’s purpose in proposing the Charter Sale is to avoid (i) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system’s plant, Enstar II-1 will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite (“DBS”) competitors; (ii) the likelihood that if Enstar II-1 were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow the partnership to continue to operate profitably; and (iii) the risk that the partnership might not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing and expected future competition — in particular DBS.

      CCE-1 is proposing to acquire the Enstar II-1 system in order to expand its cable television assets for a suitable price, in geographic locations that are complimentary to CCE-1’s existing operations. CCE-1 presently serves approximately 585,100 subscribers, and the acquisition of the Enstar II-1 system would increase CCE-1’s customer base by approximately 1%. We and CCE-1 estimate that by acquiring the system, CCE-1 would, for the three months following the closing, add approximately $55,000 per month in net earnings. Neither we nor any other Filing Person makes any prediction, and gives no assurance, as to the financial effect on CCE-1 of completing the Charter Sale past such three-month period.

     Reasons

      We and CCE-1 believe that the capital expenditures for upgrades to the system’s plant that would be necessary to enable Enstar II-1 to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent Enstar II-1 — as a small, “stand-alone,” rural cable system — from operating profitably, for at least the current terms of its franchises that cover the largest numbers of subscribers (namely, its Taylorville and Litchfield franchises). On the other hand, CCE-1 believes that, given its far greater size and number of subscribers, and in light of the Enstar II-1 system’s complementary geographic “fit” with CCE-1’s existing operations, CCE-1 will, by acquiring the Enstar II-1 system, be able to strategically expand its operations (even if it does not upgrade the Enstar II-1 system) and, if it does upgrade the system, more easily absorb the cost thereof without undue financial hardship. These factors are further discussed below.

•	Competition And Necessary Upgrades

      Enstar II-1’s system faces significant competition from direct broadcast satellite (“DBS”) operators. In the geographic areas served by Enstar II-1’s system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does the partnership’s system. Enstar II-1’s system has steadily lost subscribers over the last several years (declining from approximately 6,900 customers at December 31, 1997, to approximately 6,300 customers at March 31, 2002), which we believe is largely attributable to competition from DBS. The DBS operators with which Enstar II-1 competes offer over 200 channels of digital programming. In contrast, 50% of the partnership’s system currently offers only 110 channels of analog programming, while the remaining 50% can offer up to only 36-40 channels of analog programming.

      As we have experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called “broadband” technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, internet access and telephone service.

      DBS operators, which can often provide over 200 digital programming channels and are now acquiring two-way capability, are in our view the most formidable competitors to traditional cable operators, and in particular, to Enstar II-1. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of such subscribers obtained service from DBS operators. This market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS has always offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, have typically needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. And, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates. For these reasons, and particularly the fact that local DBS operators offer more services than does Enstar II-1’s system, we expect that the system will continue to face significant competition from DBS, and may continue to lose customers. Moreover, we do not expect Enstar II-1’s competitive position to improve, particularly since the cost of upgrading its System to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $2.7 million (for an upgrade to 550 megahertz (MHz) capacity) to $3.1 million (for an upgrade to 870 MHz capacity).

•	Alternatives To Liquidation Plan Not Prudent

      In addition to the Liquidation Plan, the general partner considered the following alternatives when reaching its conclusion that a sale of all of the Enstar II-1 system to CCE-I would be in the unitholders’ best interest:

      Continuation of the Ownership and Operation of Enstar II-1 and of the System. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue the partnership’s ownership and the general partner’s operation of the Enstar II-1 system they may vote to “disapprove” the three proposals that constitute the Liquidation Plan. In our view, the continued ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, we do not believe Enstar II-1 would be able to compete with DBS and other more technologically advanced providers; or (b) the investment of between approximately $2.7 million to $3.1 million for the system upgrades we believe are necessary for the partnership to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on our projections, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability (such as interactive programming and high-speed internet access), Enstar II-1 would not generate sufficient revenues to both make these additional investments and continue to operate profitably. This is largely due to the partnership’s small (and declining) customer base and the lack of population density in its service area, which limits the potential for customer growth even if enhanced services are offered. In short, we do not believe that the partnership would recoup these costs within the current lives of its key Taylorville and Litchfield franchises, and there is no guarantee that these or any of Enstar II-1’s existing franchises will be renewed beyond their current terms. If Enstar II-1 were to make these substantial investments, which we do not believe could be financed by operating revenues, the partnership would likely cease to operate at a profit.

      Sale of Less than all of Enstar II-1’s System. As discussed elsewhere in this consent solicitation statement (see “Questions and Answers About the Liquidation Plan — How was Enstar II-1’s System Marketed?” on page 5; and “— Fairness of the Transaction — Sale Process” on pages 20-22), based on our experience in the cable television industry, we believe that, generally, a higher sale price can be obtained when cable television systems are marketed as part of a larger, “bundled” package than when marketed individually or in smaller units. This belief is supported by the fact that, despite the scope of the “auction” through which the system and the Other Selling Partnerships’ Illinois cable systems were offered for sale (see “Liquidation Plan Summary — Fairness of the Sale Price” on page 4; “— Fairness of the Transaction — Sale Process” on pages 20-22) not one of the six ultimate bidders offered to purchase any of those cable systems apart from all of them. Moreover, as discussed in this consent solicitation statement, only approximately 50% of Enstar II-1’s system can presently deliver 110 channels of analog programming, while the remaining system capacity is limited to 36-40 channels of analog programming. In light of these factors, the general partner has concluded that even if less than all of the system could be sold, such a sale would most likely be of the more technologically advanced portions of the system, would leave the partnership burdened with a less competitive (and more expensive to operate) system, and would, accordingly, be prudent only if an unusually favorable price (part of which could finance the continued operation of the lesser cable system that would result) could be obtained. Given the actual outcome of the auction through which bids were solicited, the general partner does not believe that such a price realistically could be obtained now or in the foreseeable future.

      Sale of Enstar II-1’s System to an Unaffiliated Third Party. Based on the bids received in the “auction” for the system and the Other Selling Partnerships’ Illinois cable systems, and in particular the 25% sale price premium offered for the Enstar II-1 system by CCE-1 over the next highest bid, the general partner has concluded that the price offered by CCE-1 is the best price obtainable presently and, in all likelihood, for the foreseeable future. For this reason, it is the general partner’s belief that a sale of the system to an unaffiliated third party would almost certainly be at a lower price than offered by CCE-1 and, therefore, in light of CCE-1’s offer, not financially advantageous to the unitholders.

      In light of the foregoing, the sale price offered by CCE-1 and the liquidating distributions that we expect to result from the Liquidation Plan, we believe that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Charter Sale, the Partnership Agreement Amendment and the Liquidation (and thereby authorizing the Liquidation Plan) would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition, selling only part of the system, or selling the system to an unaffiliated third party.

•	Liquidity

      The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder’s investment in Enstar II-1 has been severely limited. Approving the three proposals that together comprise the Liquidation Plan will permit us to make distributions to the unitholders that we believe could not otherwise be made. If the proposals are approved, we expect that the liquidating distributions will be approximately $473 per unit, after estimated closing adjustments and closing and liquidation expenses, and subject to applicable withholding taxes.

Effects of the Transaction

     On Enstar II-1

      The financial effects on Enstar II-1 of completing the Charter Sale and the Liquidation are shown in the tables entitled “Selected Pro Forma Financial Information” on pages 12-14.

      The completion of the Charter Sale and the Liquidation will, after repayment of Enstar II-1’s debts and obligations, result in the distribution of the partnership’s remaining net assets to the unitholders and the general partner ratably in proportion to their respective percentage interests in the partnership, and, thereafter, the winding-up and legal dissolution of Enstar II-1. Consequently, the unitholders’ equity interest in Enstar II-1 will have been extinguished in exchange for the liquidating distributions, and Enstar II-1 will thereafter not be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar II-1 will no longer file, and the unitholders will no longer receive, annual reports on Form 10-K, quarterly reports on Form 10-Q or periodic reports on Form 8-K. As shown in the following table, these filings have cost the partnership an average of $34,200 per year.

	1999	2000	2001	Total

Audit Fees	$28,900	$28,800	$32,500	$90,200
Printing and Proxy Solicitation Fees	4,100	4,100	4,100	12,300

Total	$33,000	$32,900	$36,600	$102,500

Average over 3 years				$34,200

For more information, please see “Liquidation Plan Summary — Distribution of Sale Proceeds and Liquidation of the Partnership” on pages 3-4; “Questions and Answers About the Liquidation Plan — Why is Enstar II-1 Dissolving?” on page 6, “— What Will I Receive as a Result of the Liquidation Plan?” on page 6, “— What are the Disadvantages to Enstar II-1, the unitholders, the general partner and CCE-1 of Completing the Liquidation Plan?” on page 7, and “— What are the Consequences to Enstar II-1, the unitholders, the general partner and CCE-1 if the Liquidation Plan is not Consummated?” on page 8; “Selected Pro Forma Financial Information” on pages 12-14; and “Special Factors — Use of Proceeds and Cash Distributions” on pages 33-34, “— Disadvantages of the Liquidation Plan” on page 34, “— Consequences of Failure to Approve the Proposals” on pages 34-35, and “— Liquidation” on page 35.

      The disadvantages to Enstar II-1 of completing these transactions will be as set forth under “Questions and Answers About the Liquidation Plan — What are the Disadvantages to Enstar II-1, the unitholders, the general partner and CCE-1 of Completing the Liquidation Plan?” on page 7; and “Special Factors — Disadvantages of the Liquidation Plan” on page 34.

      If these transactions are not completed, the effects on Enstar II-1 will be as set forth under “Special Factors — Consequences of Failure to Approve the Proposals” on pages 34-35; and “Questions and Answers About the Liquidation Plan — What are the Consequences to Enstar II-1, the unitholders, the general partner and CCE-1 if the Liquidation Plan is not Consummated?” on page 34.

     On the Unitholders

      The effects on the unitholders of completing the Charter Sale and the Liquidation will be the receipt, upon completion of the Liquidation, of liquidating distributions totaling approximately $473 per unit, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders’ interest in the partnership and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of such distributions. For more information, please see “Special Factors — Federal Income Tax Consequences of the Liquidation Plan” on pages 35-37.

      The disadvantages to the unitholders of completing the Charter Sale and the Liquidation are discussed under “Special Factors — Disadvantages of the Liquidation Plan” on page 34.

      The effects on the unitholders of not completing the Liquidation Plan are discussed under “Questions and Answers About the Liquidation Plan — What are the Consequences to Enstar II-1, the unitholders, the general partner and CCE-1 if the Liquidation Plan is not Consummated?” on page 8; and “Special Factors — Consequences of Failure to Approve the Liquidation Plan” on pages 34-35.

     On CCE-1

      We estimate that the consummation of the Charter Sale will, for the first three months following the closing thereof, add a net of approximately $55,500 per month in pre-tax earnings to CCE-1, i.e., approximately $261,300 per month in revenues and approximately $205,800 per month in operating expenses. We are unable to predict or estimate the revenue and expense effects on CCE-1 of acquiring the system beyond such three month period. For more information, please see “Questions and Answers About the Liquidation Plan — What are the Benefits to CCE-1 of Completing the Charter Sale?” on page 7.

      Additionally, the sale of the system to CCE-1 for approximately $14,707,000 in cash will result in CCE-1 recording the system’s assets on its books in exchange for cash surrendered. The acquired tangible assets will be recorded at their net book value as maintained by Enstar II-1, which (as of December 31, 2001) was approximately $6,434,000, which we believe approximates their fair market value. CCE-1 will record intangible assets such as customer relations and franchise operating rights at fair value which as of December 31, 2001, was approximately $8,273,000. CCE-1’s interest in Enstar II-1’s net book value and net earnings prior to the Charter Sale is 0%; if the Charter Sale is completed, CCE-1’s interest in such net book value and net earnings will be 100%.

      The disadvantages to CCE-1 of completing the Charter Sale are discussed under “Questions and Answers About the Liquidation Plan — What are the Disadvantages to Enstar II-1, the unitholders, the general partner and CCE-1 of Completing the Liquidation Plan?” on page 7; and “Special Factors — Disadvantages of the Liquidation Plan” on page 34. These disadvantages consist of the risks of owning and operating the system, including: the need to invest $2.7 million-$3.1 million in system upgrades in order to achieve a technological capacity roughly equal to that of the system’s principal competitors — DBS operators; increasing, technologically advanced competition; increasing rate pressure from DBS operators; and the uncertainties associated with future legislative and regulatory requirements.

      The effects on CCE-1 of failure to consummate the Charter Sale are set forth under “Questions and Answers About the Liquidation Plan — What are the Consequences to Enstar II-1, the unitholders, the general partner and CCE-1 if the Liquidation Plan is not Consummated?” on pages 34-35.

     On the General Partners

      The principal advantages to the general partners of completing the Charter Sale and the Liquidation Plan are their receipt of an expected liquidating distribution of approximately $719,824, and avoiding the risks of continued operation of the system, which, generally, are the converse of the disadvantages to CCE-1 described under “Questions and Answers About the Liquidation Plan — What are the Disadvantages to Enstar II-1, the unitholders, the general partner and CCE-1 of completing the Liquidation Plan?” on page 7, and involve managerial responsibility for (i) the possible investment of $2.7 million to $3.1 million for system upgrades, (ii) coping with the uncertainty of whether such upgrades would improve the system’s competitiveness or operating performance, (iii) responding to increasing competition from technologically advanced competitors, (iv) addressing the uncertain effects of future legislation and regulations, and (v) responding to continuing rate pressure from DBS operators.

      The principal disadvantages to the general partners of completing the Charter Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under “— Disadvantages of the Liquidation Plan” on page 34.

Fairness of the Transaction

     Sale Process

      We, CCE-1 and the other Filing Persons believe that the process through which offers were solicited for Enstar II-1’s system acted as a comprehensive “market check” with respect to the sale price and other terms offered. A “market check” is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price then obtainable from a willing purchaser.

      In December 1999, the corporate general partner entered into an agreement with Daniels & Associates, L.P. (“Daniels” or the “broker”), a prominent business broker with extensive expertise in the cable and telecommunications industry, to market the partnership’s cable television systems, as well as the cable systems of thirteen other affiliated Enstar partnerships, to third parties. Over a period of nine months, the broker solicited offers to purchase Enstar II-1’s cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies’ strategic plans and interests, during this period Daniels contacted 48 prospective purchasers that it believed represented virtually all the parties which then were both potentially interested in such an acquisition and financially capable of completing the same, and, based on their responses to those contacts, sent written evaluation materials to 19 of them.

      Due diligence was conducted by four parties, resulting in an offer from an affiliate of Mediacom Communications Corporation to purchase certain of the cable systems of nine of those affiliated partnerships, including Enstar II-1’s system. Under this original offer, Mediacom would have paid to Enstar II-1 a sale price of approximately $15,345,000, subject to various closing and other adjustments. This was a price of $2,200 per subscriber, based on the number of subscribers served by the system at that time. (By comparison, the sale price offered by CCE -1 for the system is $2,258 per subscriber existing as of June 30, 2001).

      However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced the sale price. In response, Daniels again requested written offers from all parties it was aware remained interested in acquiring the systems. Only Mediacom and an affiliate of Gans Multimedia Partnership (none of which are affiliates of any of the Filing Persons) submitted written offers in response to that request. Mediacom’s offered sale price, though higher than its oral offer, was substantially lower than its original offer, and the portion of the aggregate sale price payable to Enstar II-1 would have been reduced to $12,088,000, all of which would have been allocable to the Enstar II-1 system. The Gans affiliate, however, submitted a written bid of $94,929,400 for the cable systems of all fourteen Enstar partnerships, of which $13,846,000 would have been payable to Enstar II-1 for the system — substantially higher than Mediacom’s revised written offer. The Gans bid also contained terms that the corporate general partner believed were, overall, more favorable to the unitholders and more conducive to completing the transaction than were the terms of Mediacom’s offer. No other party bid on the systems at that time, and the parties other than Mediacom that had originally submitted bids had by then withdrawn their bids.

      In late July 2000, after commencing to negotiate a purchase agreement with Gans, the general partner learned that the broker’s New York City office had in the past represented Gans Multimedia Partnership, the proposed buyer’s parent company, in certain equity and mergers and acquisitions financing matters. When we learned of this potential conflict of interest, we so advised all bidders for the systems, who were allowed to withdraw or re-bid. Only Gans re-bid at that time, resubmitting its original bid.

      Subsequently, in August 2000, Gans, Enstar II-1 and the other affiliated sellers entered into a purchase agreement, under which the portion of the purchase price allocated to Enstar II-1 for the system was $13,846,000, or approximately $2,000 per subscriber.

      In February, 2001, the corporate general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. However, in April 2001, following a series of discussions and meetings, negotiations between the general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on those amendments. As a result of this, and of Gans’ inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement.

      The broker then continued to market Enstar II-1’s and the Other Selling Partnerships’ cable systems, contacting approximately 50 prospective purchasers (again, based on Daniels’ knowledge of the industry) and sending evaluation materials to approximately 25 of them. The broker solicited offers through a “sealed-bid” process, in which bids were delivered to Hubbard & Johnson, P.C., a Denver, Colorado law firm that was retained by the broker and that is independent of CCE-1, the Affiliate Purchasers, the general partner and any affiliate of any of them. As a result of this process, neither the broker nor any of the bidders knew the contents or amount of any other bid until all bids had been submitted and (after the deadline for submission of bids had passed) were unsealed. A total of six bids for the Enstar II-1 system and the Other Selling Partnerships’ Illinois systems were received, containing total sale prices ranging from the lowest, of $32,000,000 (of which approximately $7,470,000 would have been payable to Enstar II-1 for the system), to the highest (the combined offer of CCE-1 and the Affiliate Purchasers), of $63,000,000 (of which approximately $14,707,000 was payable to Enstar II-1). The second-highest offer was $50,400,000 (of which approximately $11,765,000 would have been payable to Enstar II-1 for the system).

      Enstar II-1, the Other Selling Partnerships, CCE-1 and the Affiliate Purchasers entered into an asset purchase agreement (the “Original Asset Purchase Agreement”) dated as of August 29, 2001, covering the sale to CCE-1 and the Affiliate Purchasers of the system and the Other Selling Partnerships’ Illinois cable television systems, for an aggregate sale price of $63,000,000 of which approximately $14,707,000 was allocated to CCE-1’s acquisition thereunder of the system. Subsequently, by letter agreements dated as of September 10, 2001 and November 30, 2001, the parties amended that agreement in certain technical and other respects.

      Under the Original Asset Purchase Agreement, the sales of Enstar II-1’s and the Other Selling Partnerships’ Illinois cable systems were to have closed at the same time. However, because the securityholders of the Other Selling Partnerships had consented to the sales of those systems by the beginning of April, 2002, and in light of the substantially greater length of time that we expected the Charter Sale to take, we felt it unfair to require the Other Selling Partnerships’ securityholders to wait several additional months before receiving their distributions. For these reasons, on April 10, 2002, CCE -1 and the Affiliate Purchasers, as the buyers under the Original Asset Purchaser Agreement, and Enstar II-1 and the Other Selling Partnerships, as the sellers thereunder, waived certain closing conditions under the Original Asset Purchase Agreement that would have required that the approval of a majority-in-interest of the securityholders of each of Enstar II-1 and the Other Selling Partnerships be obtained before any of the foregoing cable system sales could be consummated. This permitted the cable system sales of the Other Selling Partnerships to close prior to and independently of the Charter Sale. For the same reasons, on April 10, 2002, the parties also terminated the Original Asset Purchase Agreement with respect to all matters concerning Enstar II-1, and contemporaneously therewith Enstar II-1, as seller, and CCE -1, as buyer, entered into an agreement (also called the “Purchase Agreement”) providing for and setting forth the terms and conditions of the Charter Sale. Except for the absence of the foregoing, waived conditions, the provisions of the Purchase Agreement, including the actual buyer of the system and the price payable in cash to Enstar II-1 in consideration of the system, are the same as under the Original Asset Purchase Agreement. Particularly in light of the “stand-alone” nature of the Charter Sale that resulted from the foregoing waiver, we believe that the Purchase Agreement more accurately reflects the proposed transaction.

      We, CCE-1 and the other Filing Persons believe that the sealed-bid “auction” process conducted by Daniels and described above constituted a comprehensive, active “market check” with respect to the sale price and other terms of the sale of Enstar II-1’s and the Other Selling Partnerships’ Illinois systems. The broker contacted the parties that it believed constituted virtually all prospective purchasers of those cable systems and required all interested parties to submit sealed bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled the broker to canvass the field of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, we, CCE-1 and the other Filing Persons believe that the “auction” process conducted by the broker is the most effective and accurate means for ensuring that the purchase price offered by CCE-1 is the highest price currently available in the market from a willing buyer.

      When this consent solicitation statement was initially filed with the Securities and Exchange Commission, it contained an estimated liquidating distribution per unit which the Filing Persons determined was fair to the unaffiliated unitholders. Prior to filing the definitive version of this document with the Securities and Exchange Commission, the corporate general partner, in consultation with the auditors of the partnership, determined that the liquidating distribution per unit would be $473, an amount that was lower than the amount set forth in the initial filing. Such determination was made after a further review of the sections of the partnership agreement relating to amounts to be paid in distribution to the limited partners and the general partners. After the corporate general partner made the revised determination of the liquidation distribution per unit, the Filing Persons each reconfirmed its determination, as set forth below under “Fairness of the Sale Price” that the Liquidation Plan (and the estimated liquidating distribution of $473 per unit) is in the best interests of Enstar II and the unitholders and is procedurally and substantively fair to the unaffiliated unitholders.

Consent Procedures and Procedural Safeguards

      The Liquidation Plan can take place only if each of the three proposals of which it is composed is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar II-1, the general partner, CCE-I or any of the other Filing Persons. If a majority-in-interest of the unitholders vote to disapprove any of the proposals (either affirmatively, by failing to vote, or by voting to “abstain”), the proposed Charter Sale (and the Liquidation Plan) will not be consummated. Accordingly, in order for the Liquidation Plan to be authorized and completed, each of its component proposals must be approved by a majority-in-interest of unaffiliated unitholders.

      The general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating either the Original Asset Purchase Agreement or the Purchase Agreement. However, except for certain closing conditions and seller’s representations and warranties (which were deleted or modified to make them more favorable to Enstar II-1), the Original Asset Purchase Agreement and the Purchase Agreement substantially recapitulate the previously abandoned Gans purchase agreement, which was negotiated by the general partner on an arms-length basis with an unaffiliated prospective purchaser. In light of this, CCE-1’s approximately 25% sale price premium over the next highest bid and the favorable terms of the Purchase Agreement, the general partner, CCE-1 and the other Filing Persons believe that the Purchase Agreement as a whole is not less favorable to the unitholders than would have been the case if an unaffiliated representative had negotiated on the unitholders’ behalf, and, consequently, that the Charter Sale is procedurally fair to the unaffiliated unitholders.

Fairness of the Sale Price

      • General. CCE-1’s offer for the Enstar II-1 system contained the highest purchase price of the six offers received in respect of the system in the most recent bid solicitation.

      The sale price of approximately $14,707,000, in cash, offered by CCE-1 exceeds the second highest offer, of approximately $11,765,000, by approximately 25%, and exceeds the median offered sale price for the System by approximately 37%. Further, CCE-1’s offered sale price for the system exceeds by 6% the sale price of $13,846,000 that would have been payable to Enstar II-1 under the Gans purchase agreement, and on a per-subscriber basis, exceeds the price that would have been paid by Gans by approximately 13%.

      The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price will ultimately reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, such franchises will be renewed or extended. Based on our business experience in the cable television industry, we, CCE-1 and the other Filing Persons believe that when Enstar II-1’s system is measured against these factors, the sale price offered by CCE-1 is commercially reasonable for small systems with demographics and technological capabilities comparable to Enstar II-1’s system.

      We, CCE-1 and the other Filing Persons also believe that by marketing Enstar II-1’s system to CCE-1 as part of a larger geographic “cluster” of Illinois cable systems, we were able to obtain a significantly higher price, and therefore greater net proceeds available for distribution, than if the system had been marketed separately. As evidenced by the fact that no offers were received for Enstar II-1’s system apart from the rest of the Illinois “cluster,” it does not appear that any party is or has been interested in acquiring only the Enstar II-1 system, which further supports our belief that the system is more valuable to prospective purchasers, including CCE-1, as part of a larger “cluster” than independently. We, CCE-1 and the other Filing Persons believe that this is particularly true where the cable systems serve small town or rural areas with a relatively small number of subscribers per headend (as is the case with Enstar II-1’s and the Other Selling Partnerships’ cable systems). For example, a buyer may be able to achieve economies of scale by acquiring a larger number of subscribers, and therefore larger potential cash flow, by incurring the same transaction costs it would incur in acquiring fewer subscribers. Or, in the case of a buyer that operates existing, adjacent systems, further economies might be obtained by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs. Further, selling all of Enstar II-1’s system at one time and completing the dissolution, termination and liquidation of Enstar II-1 promptly will minimize the ongoing administrative and other expenses of continuing to operate Enstar II-1 during an extended marketing and/or sales period.

      • Current Market Prices and Unsolicited Offers for Units. Neither the general partner, CCE-1 nor the other Filing Persons based its conclusion that the sale price offered by CCE-1 for the Enstar II-1 system is substantively fair to the unaffiliated unitholders on a comparison of either the sale price or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the general partner, CCE -1 nor any of the other Filing Persons believe that the available, published data on secondary market sales of units, or recent unsolicited, third-party offers for units, is a reliable or appropriate basis for valuing the system.

      First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been limited to sporadic transactions in an unregulated, informal secondary market. It is not known whether these trades have been on a fully arm’s-length basis, whether the buyers and sellers have each had access to all material information regarding the partnership, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar II-1.

      Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the general partner, CCE-1 and the other Filing Persons to be to purchase units at a significant discount with a view toward selling them (or their asset equivalent) at a substantially higher price in a subsequent sale or liquidation of the partnership. In light of this, neither the general partner, CCE-1 nor any of the other Filing Persons is of the view that the prices offered by such potential buyers are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of CCE-1’s offered sale price for the Enstar II-1’s system.

      Nonetheless, the unitholders should note that the estimated liquidating distribution of $473 per unit, which would result from consummating the Liquidation Plan, is substantially in excess of both the units’ recent “high” market price of $345 per unit (during the July-September, 2001, period; see “No Established Market Prices for Partnership Units” on pages 37-38), and the most recent, unsolicited offer, which was for a maximum of only 3.4% of outstanding units, at a price of $280 per unit.

      • Appraisals and Opinions. We did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unaffiliated unitholders of the sale price offered by CCE-1 or the other terms of the Charter Sale. We, CCE-1 and the other Filing Persons believe that the process through which offers were solicited for Enstar II-1’s system, together with the facts that the Purchase Agreement is (except for conditions and seller’s representations and warranties that are more favorable to the partnership) a substantial recapitulation of the previous, arms-length Gans agreement; the sale price offered by CCE-I is substantially higher than any of the other offers; the sale price offered by CCE-1 for Enstar II-1’s system is higher than the sale price that would have been paid by Gans for the system if the sale to Gans had been completed; and the terms of the Purchase Agreement are at least as favorable to the unitholders as were the terms of the Gans purchase agreement (which was negotiated on an arms-length basis) and are more favorable than those offered by any of the other bidders for the Illinois systems, provide a sufficient basis for the general partner’s, CCE-1’s and the other Filings Persons’ beliefs that the Charter Sale and the Liquidation Plan are procedurally and substantively fair to the unaffiliated unitholders.

      • Discounted Cash Flow Value; Going Concern Value. Neither the general partner, CCE-1 nor any of the other Filing Persons evaluated either the sale price offered by CCE-1 or the anticipated liquidating distributions, on a discounted cash flow or “going concern” basis, because current market conditions, including the competition faced by Enstar II-1 and trends in the telecommunications industry generally, are likely to have a substantial adverse effect on Enstar II-1’s ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, we, CCE-1 and the other Filing Persons concluded that valuations that assume a continued, longer-term viability or cash flow stream may not be especially predictive with respect to Enstar II-1. On the other hand, the sale price offered by CCE-I substantially exceeds all of the other offers. As a result, the general partner, CCE-1 and the other Filing Persons do not believe that a discounted cash flow or “going concern” valuation of Enstar II-1 provides an appropriate basis against which to compare the sale price offered by CCE-1.

      • Other Factors. Certain of the bids, from parties other than CCE-1, contained terms that we, CCE-1 and the other Filing Persons believe would have decreased the likelihood of the Charter Sale being completed or that were otherwise adverse to Enstar II-1, including the following:

•	requirements that certain franchises be extended or renewed;

•	requirements that certain systems be upgraded or rebuilt prior to closing;

•	targeted numbers of closing date subscribers (which, if not met, would result in a decrease in the sale price) that were higher than the similar targets contained in CCE-1’s offer;

•	additional representations and warranties of the partnership that were not required by CCE-1;

•	conditions making the buyer’s obligations to purchase the system contingent on obtaining sufficient financing;

•	conditions making the buyer’s obligations contingent on completion of a satisfactory due diligence investigation of the system;

•	requirements that the partnership enter into non-competition agreements;

•	the survival of all of the partnership’s representations and warranties beyond the closing date; and

•	indemnification escrow “holdbacks,” whereby a portion of the sale price would be held in escrow following the closing to fund indemnification claims by the buyer.

      In addition to containing the highest sale price, the terms proposed by CCE-1 were, in the general partner’s and the other Filing Persons’ opinion, the most favorable, overall, to the unitholders and the most likely of the six bids to result in the transaction closing. Specifically, as set forth in the Purchase Agreement:

•	there is no financing contingency that would make CCE-1’s obligations contingent upon its obtaining adequate financing to complete the purchase;

•	CCE-1’s obligation to close is not contingent upon its being satisfied with the results of a continuing due diligence review of the system;

•	CCE-1 is not requiring that any of Enstar II-1’s franchises be renewed or extended;

•	the minimum number of basic subscribers required to be served at closing in order to avoid any downward adjustment of the sale price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the bidders;

•	neither the partnership nor the general partner is required to enter into a non-competition agreement with CCE-1;

•	the partnership can terminate the Purchase Agreement if it or the general partner receives an offer that the general partner believes in good faith is more favorable to the unitholders than CCE-1’s offer and that the general partner determines in good faith, in the exercise of its fiduciary duties, that it is obligated to recommend to the unitholders;

•	following the closing, the partnership will not have any obligation to indemnify CCE-1 for losses arising out of the partnership’s breach of its representations and warranties contained in the Purchase Agreement, other than the partnership’s representation that it has the necessary authority to enter into and perform the Purchase Agreement; and

•	no portion of the sale price will be held in escrow following the closing to provide a fund for indemnification purposes, and the entire cash sale price will be paid at closing.

      Given the current competitive environment in which Enstar II-1’s system operates; the fact that costly upgrades are required in order for Enstar II-1 to be able to compete with DBS operators, which currently offer more services than does the partnership and to which the partnership has historically lost significant numbers of customers; and the financial risks involved in making the substantial capital investments we believe will be necessary to address those challenges, the corporate general partner, CCE-1 and the other Filing Persons concluded that the Liquidation Plan (and the estimated liquidating distribution of $473 per unit) is in the best interests of Enstar II-1 and the unitholders and is procedurally and substantively fair to the unaffiliated unitholders.

Recommendation of the General Partner and Other Filing Persons

      The general partner, CCE-1 and the other Filing Persons each believes that the advantages exceed any disadvantages of consummating the Charter Sale and the Liquidation at this time. Accordingly, the general partner, CCE-1 and the other Filing Persons each recommends that the unitholders approve each of the three proposals that together constitute the Liquidation Plan.

      In making this recommendation, the following material factors were considered by each of the Filing Persons:

•	If the proposals are approved, Enstar II-1 will be able to consummate the Charter Sale for an amount that the general partner, CCE-1 and the other Filing Persons believe represents fair value for Enstar II-1’s assets and upon terms that the general partner, CCE-1 and the other Filing Persons believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sale price of approximately $14,707,000 offered by CCE-1 exceeds the second highest offer, of approximately $11,765,000, by approximately 25%, and also exceeds by approximately 6% the sale price that Gans Multimedia Partnership would have paid for Enstar II-1’s system. On a per-subscriber basis, the sale price under the Purchase Agreement exceeds the sale price that would have been paid under the Gans purchase agreement by approximately 13%.

•	The sale price was determined through a sealed-bid “auction” process conducted by an independent broker and effected a comprehensive “market check,” which supports the general partner’s, CCE-1’s and the other Filing Persons’ belief that the price offered by CCE-1 represents the highest available purchase price for Enstar II-1’s system. The broker, which specializes in the cable television industry, contacted virtually every known prospective buyer of the partnership’s system. Neither the broker, CCE-1 or the Affiliate Purchasers, nor any of the other bidders, knew the sale prices or other terms of the other bids until all of the bids were received and opened.

•	The Purchase Agreement contains closing conditions that are standard in the industry and more favorable to the unitholders than the conditions contained in the previously abandoned Gans purchase agreement, which agreement was negotiated on an arms-length basis with an unaffiliated purchaser. CCE-1’s obligations under the Purchase Agreement are not contingent upon, among other factors, (i) obtaining financing; (ii) conducting a satisfactory due diligence review; or (iii) Enstar II-1 obtaining renewals or extensions of any of its franchises.

•	The Enstar II-1 system was marketed on a “clustered” basis together with the Illinois cable systems of several affiliated partnerships. We and the other Filing Persons believe, based on our business experience, that marketing multiple systems on a geographically “clustered” basis generally yields greater net proceeds available for distribution than do sales resulting from system-by-system or asset-by-asset bid solicitations. We and the other Filing Persons believe that this is particularly true in the case of cable systems that serve rural areas with a small number of subscribers per headend (as is the case with Enstar II-1). We and the other Filing Persons also believe that jointly marketing multiple cable systems at one time generally results in lower aggregate sale costs. In addition, selling all of Enstar II-1’s system at one time and completing the dissolution, termination, and liquidation of Enstar II-1 promptly will minimize the ongoing administrative and other expenses of continuing to operate Enstar II-1 during an extended marketing/sales period.

      By selling its system now, Enstar II-1 would eliminate the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming, internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with “broadband” providers of multiple television, internet and telephony services; increasing costs of obtaining quality programming; and the competitive pressure to maintain rates at a level competitive with DBS operators.

•	Because there is no established trading market for the units, the unitholders’ liquidity has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market. The most recent party to offer to purchase units, Madison Capital Management, LLC, offered to purchase only a maximum of 3.4% of outstanding units, at a price of $280 per unit, which is substantially less than the approximately $473 per unit that the general partner estimates will be distributed to the unitholders upon completion of the Liquidation Plan.

•	In order for the Liquidation Plan to be authorized and completed, the holders of at least a majority of the units (none of whom are affiliates of Enstar II-1, the general partner or any of the other Filing Persons) must first approve each of the three proposals that together comprise the Liquidation Plan. This means that each of the three components of the Liquidation Plan must be approved by at least a majority of the units owned by unaffiliated persons.

•	There exists the risk that by selling the system now, Enstar II-1 and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither we, CCE-1 nor any of the other Filing Persons believe that significant increases in revenues are likely to result from upgrades, or that in its present condition, the system’s sale value is likely to increase. Accordingly, in our, CCE-1’s and the other Filing Persons’ views these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

•	Certain conflicts of interest exist involving the general partner and certain of its affiliates (as described under “— Conflicts of Interest” on page 27) and their effect on the unitholders. However, the general partner, CCE-1 and the other Filing Persons do not believe that such conflicts of interest adversely affected the procedural or substantive fairness of the Charter Sale to the unaffiliated unitholders, for the following reasons: (a) CCE-1’s offer to purchase the system was obtained through a “sealed-bid” process, in which neither CCE-1 nor any Affiliate Purchaser had any direct or (through the general partner) indirect knowledge of other prospective purchasers’ offers, thereby eliminating particularly egregious potential conflicts of interest, such as collusive bidding as to price; (b) the sale price offered by CCE-1 exceeded the second highest offer by approximately 25% and, particularly in light of the broad scope of the bid solicitation process, is a purchase price that the general partner, CCE-1 and the other Filing Persons believe represents the best price presently available for Enstar II-1’s system; (c) the consent of unitholders (none of which is an affiliate of Enstar II-1, the general partner, CCE-1, any Affiliate Purchaser or any other Filing Person) holding at least a majority of the outstanding units is required to approve each of the Liquidation Plan’s three component proposals; (d) the Purchase Agreement contains closing conditions that are standard in the industry, and, among other factors, does not contain a financing contingency and does not require Enstar II-1 to obtain extensions or renewals of any of its franchises; (e) the consummation of the Charter Sale is not contingent on CCE-1 completing a satisfactory due diligence investigation; and (f) Enstar II-1 may terminate the Purchase Agreement if an alternative offer to purchase the system is received that the general partner believes in good faith is more favorable to the unitholders and which the general partner believes, in the exercise of its fiduciary duties, it must recommend to the unitholders.

      After considering the factors discussed in this Section, we, CCE-1 and the other Filing Persons have determined that the Charter Sale and the Liquidation Plan are both procedurally and substantively fair to the unaffiliated unitholders, and have determined that approval of the proposals would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar II-1’s unitholders.

      The information and factors discussed above were considered collectively by the general partner, CCE-1 and the other Filing Persons in connection with their reviews of the Charter Sale and the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that the sale price payable to the partnership is approximately $14,707,000 in cash, which exceeds the second highest offer received by approximately 25%; the fact that CCE-1’s offer resulted from a sealed-bid “auction” process, which we believe acted as a comprehensive “market check” to ensure that the highest available price was obtained; and the fact that the Purchase Agreement contains closing conditions and seller’s representations and warranties that are standard in the industry and more favorable to the unitholders and the partnership than those contained in the abandoned Gans agreement, even though that agreement had been negotiated on an arms-length basis with an unaffiliated buyer (including the fact that CCE-1’s obligations under the Purchase Agreement are not contingent upon obtaining adequate financing, upon Enstar II-1 obtaining extensions or renewals of any of its franchises or upon CCE-1 conducting a satisfactory due diligence investigation of the system).

      To the knowledge of the general partner, no executive officer, director or affiliate of Enstar II-1, the general partner, CCE-1 or any other Filing Person, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Charter Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The general partner’s board of directors consists of only one member, who approved the Charter Sale and the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

Conflicts of Interest

      Although the bid solicitation process was designed to prevent CCE-1 and the Affiliate Purchasers from directly or indirectly knowing the price and other terms offered by any other bidder for either the system or the Other Selling Partnerships’ Illinois cable systems, and although we do not believe it to be the case, it is possible that, given their affiliate relationship with the general partner, CCE-1 and the Affiliate Purchasers had access to information not generally known to the public. It is, therefore, possible that the offered sale price for the system is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the system, because the System’s ultimate owner will be Charter Communications, Inc., which is our ultimate parent and the ultimate parent of CCE-1. Further, the officers of Enstar Communications who were involved in negotiating the terms of the Purchase Agreement on behalf of Enstar II-1 are also officers of Charter Communications, Inc. Last, upon completing the Charter Sale, accrued deferred management fees (which were $240,000 as of March 31, 2002) will be paid to the corporate general partner. The general partner did not retain an unaffiliated representative to act solely on behalf of the unitholders for purposes of negotiating the terms of either the Original Asset Purchase Agreement or the Purchase Agreement, or for the purpose of preparing a report on the fairness of the transaction. However, for the reasons discussed under “— Consent Procedures and Procedural Safeguards” on page 22, Enstar Communications, CCE-1 and the other Filing Persons believe that the terms of the Purchase Agreement, the Charter Sale and the Liquidation Plan are procedurally and substantively fair to the unaffiliated unitholders.

Related Party Transactions

      Enstar II-1 also has a management agreement (the “Management Agreement”) with Enstar Cable Corporation (“Enstar Cable”), a wholly owned subsidiary of the general partner. Pursuant to the Management Agreement, Enstar Cable manages Enstar II-1’s cable television systems and provides operational support for their activities. For these services, Enstar Cable is entitled to receive a management fee equal to

5% of Enstar II-1’s gross revenues for management and other administrative services (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. Management fees for the fiscal year ended December 31, 2001 were $158,700, and for the quarter ended March 31, 2002, were $40,000. In addition, Enstar II-1 reimburses Enstar Cable for certain operating expenses incurred by Enstar Cable in the day-to-day operation of its cable systems. Enstar Cable charged Enstar II-1 reimbursed expenses of $347,200 for the fiscal year ended December 31, 2001, and $96,500 and for the quarter ended March 31, 2002. The Management Agreement also requires Enstar II-1 to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by Enstar Cable of the Management Agreement. The Management Agreement is terminable by Enstar II-1 upon 60 days’ written notice to Enstar Cable. The partnership does not receive management services from any affiliates of Enstar Cable.

      Prior to November 12, 1999, the date on which Charter Communications Holding Company, LLC (also referred to as “Holdco”) acquired ownership of the general partner through Holdco’s acquisition of Falcon Communications, L.P. (the then-owner of all of the general partner’s outstanding capital stock), Enstar Cable had engaged Falcon to provide certain management services for Enstar II-1, for which Falcon was paid a portion of the management fees Enstar Cable received, and reimbursed Falcon for expenses incurred on Enstar Cable’s behalf. Subsequent to November 12, 1999, Holdco, as successor-by-merger to Falcon, has provided such services and received such payments.

      Enstar II-1 purchases basic and premium programming for the system from Holdco. In return, Holdco charges the partnership for such programming costs at Holdco’s cost, which is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Programming fee expenses for Enstar II-1 were $689,300 for the fiscal year ended December 31, 2001, and for the quarter ended March 31, 2002, were $179,600.

The Purchase Agreement

      As more particularly described under “— Why is Enstar II-1’s System Being Sold Separately from the Other Selling Partnerships’ Cable Television Systems” on page 6; and “— Sale Process” on pages 20-22, on April 10, 2002, in order to permit the sales of the Other Selling Partnerships’ Illinois cable television systems to close prior to and independently of the Charter Sale (and without having first obtained the consent of a majority-in-interest of Enstar II-1’s unitholders to the Charter Sale), and to more accurately reflect the resulting “stand-alone” nature of the Charter Sale, the parties to the Original Asset Purchase Agreement (which provided for the sale to CCE-1 and the Affiliate Purchasers of Enstar II-1’s system and the Illinois cable systems of the Other Selling Partnerships) executed a letter agreement that (i) waived closing conditions that would have required the unitholders’ consent to the Charter Sale to be obtained before the Other Selling Partnerships’ cable system sales could be consummated, and (ii) terminated the Original Asset Purchase Agreement with respect to all matters concerning Enstar II-1. Contemporaneously therewith Enstar II-1 and CCE-1 entered into the Purchase Agreement which provides for the sale of the system to CCE-1 for the same cash price as would have been payable to Enstar II-1 under the Original Asset Purchase Agreement, and (except for the foregoing, waived provisions) pursuant to the same terms and conditions as under the Original Asset Purchase Agreement.

      In light of this identity of terms and conditions, we do not believe that the foregoing transactions are material to the unitholders. Copies of the above letter agreement and the Purchase Agreement are attached hereto as Exhibits A and B, respectively, and are incorporated by reference into this consent solicitation statement.

      Following is a summary of the Purchase Agreement. This summary is qualified in its entirety by reference to the Purchase Agreement, and you are urged to read it in its entirety for a more complete description of its terms and conditions.

       Sale Price and Adjustments

      Under the Purchase Agreement, CCE-1 will acquire the Enstar II-1 system for a sale price of approximately $14,707,000 (subject to closing adjustments), to be paid in cash.

      The sale price will be subject to adjustments at closing to reflect or take account of, among other things, Enstar II-1’s current accounts receivable; a pro rata allocation of its revenues and expenses as of the closing date; any aggregate shortfall of subscribers below the prescribed target of 6,513 subscribers; and certain liabilities assumed by CCE-1 with respect to employee benefits.

       Representations and Warranties

      The Purchase Agreement contains representations and warranties of Enstar II-1, relating solely to itself and the system, that are customary in the industry. In summary, Enstar II-1 represents and warrants to CCE-1 that:

•	it was properly formed and is in good standing under laws of the state of Georgia and is authorized to do business and in good standing in the state of Illinois;

•	it has the full legal power and authority to own and operate its cable systems as presently operated;

•	subject to obtaining the requisite consents of its limited partners, it has the full legal capacity and right to execute, deliver and perform the Purchase Agreement and that the Purchase Agreement has been duly executed and delivered by it and is binding on it;

•	provided that the consent of the unitholders is obtained and the necessary consents are obtained to transfer any of its contracts, franchises and other rights and instruments to CCE-1, the consummation of the Charter Sale will not violate the partnership’s constituent documents or any statutory or regulatory requirement or contractual obligation applicable to it or its assets or systems;

•	there is no litigation or similar proceeding or any order, complaint, judgment or decree pending (or to its knowledge, threatened) that would interfere with the partnership’s ability to complete the Charter Sale; and

•	except for Daniels & Associates, L.P., it has not retained any broker or finder in connection with the Charter Sale.

       Conditions Precedent

      Under the Purchase Agreement, CCE-1’s obligations to acquire the system are subject to the following conditions precedent, any or all of which may be waived by CCE-1:

•	no judgment, decree, order or other legal prohibition or proceeding of any court or governmental authority that would prevent or prohibit the Charter Sale, or otherwise make the Charter Sale unlawful, shall be in effect, pending or threatened;

•	the necessary consents to transfer franchises shall have been obtained such that franchises covering 90% of the partnership’s subscribers can be legally transferred to CCE-1 at closing;

•	certain other material authorizations, consents, permits and approvals required for the consummation of the sale of the system (as designated in the Purchase Agreement) shall have been obtained and shall remain in full force and effect;

•	the partnership’s representations shall be true and correct in all material respects as of the closing date; and

•	the partnership shall have materially complied with its obligations under the Purchase Agreement, which include the obligation to operate the system prior to the closing in the ordinary course consistent with past practices.

      As of the date of this consent solicitation statement, the second of these conditions has been satisfied.

      The partnership’s obligations to sell the system are subject to conditions precedent comparable to those of CCE-1, any or all of which may be waived by the partnership.

       Indemnification

      Enstar II-1 has agreed that following the closing it will indemnify CCE-1 for liabilities that arise out of:

•	breaches of Enstar II-1’s covenants and other obligations under the Purchase Agreement;

•	Enstar II-1’s operation of the system prior to closing;

•	Enstar II-1’s failure to have the proper authority to enter into and perform its obligations under the Purchase Agreement; and

•	assets and liabilities that CCE-1 does not acquire or assume.

      The Purchase Agreement contains comparable provisions under which CCE-1 is obligated to indemnify the partnership for liabilities arising out of breaches of CCE-1’s obligations under the Purchase Agreement and CCE-1’s operation of the system following the closing.

       Termination and Breakup Fee

      The Partnership may terminate the Purchase Agreement if (among other reasons), prior to the closing date, the general partner receives an offer from a third party to acquire the system that the general partner believes in good faith is more favorable to the unitholders than is the Purchase Agreement and that the general partner, in the exercise of its fiduciary duties, believes it is obligated to recommend to the unitholders. CCE-1 may also terminate the Purchase Agreement if the unitholders either: (i) fail to approve or affirmatively disapprove the Charter Sale; or (ii) approve a competing offer submitted by a third party.

      The general partner does not expect to receive competing offers because of the extensive efforts made by the broker to solicit offers and the dollar amount by which CCE-1’s offer exceeds any other offer received. However, if Enstar II-1 receives a competing offer for the system, it is required to afford CCE-1 an opportunity to improve its offer and to disclose the competing offer, as well as any counter-offer subsequently submitted by CCE-1, to the unitholders for their consideration.

      If the Purchase Agreement is ultimately terminated for any of the above reasons, Enstar II-1’s liability to CCE-1 would be a “breakup fee” in the amount of $357,142. In addition to the foregoing termination provision, Enstar II-1 and CCE-1 each may terminate the Purchase Agreement on certain customary grounds, including by mutual agreement.

Source of Funds

      The total funds to be used by CCE-1 will be approximately $16,330,100, consisting of the sale price of approximately $14,707,000 and an expected working capital adjustment in favor of the partnership of approximately $1,623,100.

      CCE-1 intends to fulfill these obligations through the use of cash on hand and/or proceeds of a credit facility (which is described below and a copy of which is set forth as Exhibit E to this consent solicitation statement) established by Charter Communications Operating, LLC (also called “Operating”) and a number of institutional lenders led by JP Morgan and Bank of America, which provides for borrowings of up to $5.2 billion, of which amount approximately $1.055 billion remained available as of December 31, 2001. As shown on the Ownership Structure Chart on page 11, Operating is an indirect, wholly owned subsidiary of the general partner’s direct parent, Charter Communications Holding Company, LLC. There are no contingencies (other than normal covenant compliance) to CCE-1’s obtaining sufficient funds under the credit facility, and, as a result, CCE-1 has no alternative plans with respect to funding the Charter Sale. If that credit facility is used to finance the Charter Sale, CCE-1 intends to repay the borrowings thereunder through its operating cash flow and/or future borrowings. The Purchase Agreement does not contain a financing contingency.

      As of March 18, 1999, Operating (as borrower) and its direct parent, Charter Communications Holdings LLC (as guarantor) (also called “Holdings”) entered into a Credit Agreement with Fleet National Bank and Credit Lyonnais New York Branch, as documentation agents, TD Securities (USA) Inc., as syndication agent, and Bank of America, N.A. and JPMorgan Chase Bank, as administrative agents, which established senior secured credit facilities, and which was amended and restated as of January 3, 2002. The following description reflects the amendment and restatement, and the agreement, as amended and restated, is hereinafter also called the “Credit Agreement.” Obligations under the Operating credit facilities are guaranteed by Holdings, and by Operating’s subsidiaries (which include CCE-1 and the Affiliate Purchasers). The obligations under the Operating credit facilities are secured by pledges by Operating of intercompany obligations and the ownership interests of Operating and its subsidiaries, but are not secured by the other assets of Operating or its subsidiaries. The obligations under the Operating credit facilities are also secured by pledges of intercompany obligations and the ownership interests of Holdings in Operating, but are not secured by the other assets of Holdings.

      The Operating credit facilities provide for borrowings of up to $5.2 billion consisting of:

•	two reducing revolving facilities (an existing reducing revolving facility and an amended reducing revolving facility) in the aggregate amount of $1.34 billion.

•	two Tranche A term loans (an existing Tranche A term loan and an amended Tranche A term loan) in the aggregate amount of $1.11 billion; and

•	two Tranche B term loans in the aggregate amount of $2.75 billion.

      The Operating credit facilities provide for the amortization of the principal amount of the existing Tranche A term loan facility and the reduction of the existing revolving facility beginning on June 30, 2002 with respect to the existing Tranche A term loan and on March 31, 2004 with respect to the existing reducing revolving facility, with a final maturity date, in each case, of September 18, 2007. The amended Tranche A term loan and the amended reducing revolving facility will begin to amortize and reduce, respectively, on September 30, 2005, with a Final maturity of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facilities is substantially “back-ended,” with more than 90% of the principal balance due in the year of maturity. The final maturity date of the initial $1.85 billion under the Tranche B term loan is March 2008, and the final maturity date of the $900.0 million under the incremental Term B loan is September 18, 2008. At the option of the lenders, incremental credit facilities in the amount of $100.0 million may be available. Incremental facilities may not amortize more quickly than the reducing revolving facilities or the Tranche A term loan facilities, and may not have a final maturity date earlier than six months after the maturity date of the initial Tranche B term loan facility.

      The Operating credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Operating. In the event that any existing Holdings notes or other long term indebtedness of Holdings remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Operating credit facility will mature and the revolving credit facilities will terminate on such date.

      The Operating credit facilities provide Operating with two interest rate options, to which a margin is added: a base rate option, generally the “prime rate” of interest; and an interest rate option based on the interbank Eurodollar rate. Interest rate margins for the Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized quarterly operating cash flow. This leverage ratio is based on the debt of Operating and its subsidiaries. The interest rate margins for the Operating credit facilities are as follows:

•	with respect to the revolving facilities and the Tranche A term loans, the margin ranges from 1.5% to 2.25% for Eurodollar loans and from 0.50% to 1.25% for base rate loans; and

•	with respect to the Tranche B term loan, the margin ranges from 2.50% to 2.75% for Eurodollar loans and from 1.50% to 1.75% for base rate loans.

      The Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default include a cross-default provision that is triggered by the failure of Operating, Holdings or Operating’s subsidiaries to make payment on debt with an outstanding total principal amount exceeding $50.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

      The Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

•	Paul G. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least a 51% voting interest in Operating, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests in Operating;

•	a change of control or similar defined term occurs under the indentures governing the publicly held notes of Holdings, including any agreement governing debt of Holdings or Operating having an aggregate principal outstanding amount in excess of $50.0 million; or

•	Charter Operating ceases to be a wholly-owned subsidiary of Holdings.

      The various negative covenants place limitations on the ability of Holdings, Operating and their subsidiaries to, among other things:

•	incur debt;

•	pay dividends or make other distributions;

•	grant liens;

•	make acquisitions;

•	make investments or sell assets; or

•	enter into transactions with affiliates.

      We do not believe that completion of the Liquidation Plan will violate any of the negative covenants or other provisions of the Credit Agreement or would, alone, trigger any of that agreement’s default provisions.

      In January, 2002, $465 million was repaid under the revolving portion of the Operating credit facilities. As of March 31, 2002, approximately $3.9 billion was outstanding and approximately $1.3 billion was available for borrowing under the Operating credit facilities. After giving effect to the January 3, 2002 amendment, the unused availability under the Operating credit facilities as of December 31, 2001, would have been $1.055 billion.

Closing of the Charter Sale

      The closing of the Charter Sale will occur so long as all conditions to closing are satisfied or waived. All closing conditions are waivable. As of the date hereof, the condition requiring that the franchises covering 90% of Enstar II-1’s subscribers can be legally transferred to CCE-1 at closing has been satisfied.

      It is anticipated that the Charter Sale will be consummated as soon as practicable following receipt of (a) the consents of a majority-in-interest of Enstar II-1 unitholders, and (b) the requisite approvals of regulatory authorities. For more information, please see “— Conditions Precedent” on pages 29-30.

Description of Assets

      The table below sets forth operating statistics for Enstar II-1’s system as of September 30, 2001:

						Average
						Monthly
	Homes	Basic	Basic	Premium	Premium	Revenue Per
System	Passed(a)	Customers	Penetration(b)	Service Units(c)	Penetration(d)	Subscriber(e)

Taylorville, IL	12,394 (f)	6,314 (f)	50.9%	1,278	20.2%	$42.66

(a)	Homes passed refers to management’s estimates of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(b)	Basic subscribers as a percentage of homes passed by cable.

(c)	Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

(d)	Premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

(e)	Average monthly revenue per basic subscriber has been computed based on revenue for the three months ended March 31, 2002.

(f)	Homes past as of December 31, 1995 were 10,600; basic subscribers as of December 31, 1995 were 6,784.

Use of Proceeds and Cash Distributions

      The following table sets forth the anticipated application of the net proceeds from the Charter Sale. The amount available for distribution to the unitholders shown below assumes that all of Enstar II-1’s system is sold to CCE-1 for the price, and subject to the other terms and conditions, contained in the Purchase Agreement, including reasonable closing adjustments.

      As promptly as practicable following the Charter Sale and calculation of all required sale price adjustments, the general partner will discharge all of the liabilities of Enstar II-1 and distribute the partnership’s remaining assets to itself and the unitholders in accordance with the Partnership Agreement. The general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Charter Sale would total approximately $473 per Unit, after estimated closing adjustments and expenses and liquidation expenses, and subject to applicable withholding taxes. This estimate is based on the assumed expenses shown below, and also assumes a closing during the third quarter of 2002. HOWEVER, THERE CAN BE NO ASSURANCE AS TO THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

      The distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the partners.

Sale price	$14,707,000
Less: Illinois replacement tax	105,000
Less: Closing expenses(1)	588,000
Plus: Working capital adjustment(2)	$1,091,500
Less: Due to affiliates(3)	$240,000

Net distribution amount	$14,865,500
Less: Distribution to general partner(4)	719,824
Distributions to unitholders	$14,145,676

Estimated distributions to unitholders per unit	$473

(1)	Enstar II-1 expects that its expenses in connection with the Liquidation Plan will be as follows:

Broker’s fees and reimbursable expenses	$172,000
Legal fees	150,000
Accounting fees	100,000
Solicitation expenses	11,300
Printing and mailing	100,000
Filing fees and other miscellaneous expenses	54,700

$588,000

(2)	The sale price is subject to adjustment pursuant to the Purchase Agreement. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(3)	Represents deferred management fees due to the corporate general partner.

(4)	The general partners have a 1% interest in partnership distributions until the amounts specified in the partnership agreement (generally the limited partners’ subscription amount plus a specified return) are received by the limited partners, after which the general partners have a 15% interest in partnership distributions. Pursuant to the partnership agreement, the general partners will receive an aggregate of $719,824 of the net distribution amount, which will be split between the corporate general partner and the individual general partner.

Disadvantages of the Liquidation Plan

      The principal disadvantages that would result to the unitholders and the general partner from completing the Liquidation Plan are that by selling the system now, Enstar II-1 would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system’s liquidation or going-concern value to the unitholders and the general partner. However, we do not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system’s sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

Consequences of Failure to Approve the Proposals

      If the Charter Sale and the Liquidation Plan are not completed, Enstar II-1 will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, we believe the partnership will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to DBS operators. In our view, unless the partnership upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with Enstar II-1 for video subscribers. Even if Enstar II-1 were to undertake such upgrades, we believe that their cost would prevent the partnership form operating profitably for at least the duration of its franchises that cover the largest number of subscribers (i.e., the Taylorville and Litchfield franchises). Last, if the Charter Sale is not approved, we will continue to seek buyers for the system from time to time when, in our judgment, market conditions are favorable. Any such sale might be on terms less favorable than the terms of the proposed Charter Sale. Failure by the unitholders to approve the proposals constituting the Liquidation Plan will not affect their rights under the partnership agreement.

Amendment of the Partnership Agreement

      Under Section 9.9 of the partnership agreement, neither the general partner nor any affiliate (as defined in the partnership agreement) of the general partner is generally permitted to purchase any material business assets, such as cable systems or franchises, from Enstar II-1. Thus, because CCE-1 is an affiliate of the general partner, the partnership agreement must be amended in order to permit CCE-1 to purchase the Enstar II-1 system.

      This prohibition of sales to the general partner or its affiliates was intended to avoid self-interested, non-arms-length and below-market transactions. We believe, however, that because the offers for the partnership’s system resulted from a broadly-based solicitation process conducted by an independent third party, and which was designed to prevent any bidder from directly or (through the general partner) indirectly knowing the price and terms offered by any other bidder, CCE-1’s offer is free of these concerns. In light of this, and because the price offered by CCE-1 exceeds the next highest bid for the system by approximately 25%, we have concluded that failure to amend the partnership agreement would deprive the unitholders of obtaining the highest price now available for Enstar II-1’s system, without receiving any compensatory benefit.

      The amendment to the partnership agreement requires the approval of unitholders holding at least a majority of the outstanding units. The text of the proposed amendment is as follows:

      Section 9.9 of the partnership agreement is proposed to be amended to read as follows:

      “Contracts with the Partnership. The terms of any contract between the Partnership and the general partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm’s length. An affiliate of the Corporate general partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises.”

Liquidation

      As soon as practicable following the closing of the Charter Sale, the general partner, on behalf of Enstar II-1, will cause Enstar II-1 to: (a) pay all costs associated with the sale, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the sale for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar II-1. The general partner will then cause the Enstar II-1 to distribute the balance of the cash from the sale to the unitholders and the general partner, as provided in the partnership agreement.

      The remaining assets of Enstar II-1, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partner as soon as practicable after the closing of the Charter Sale. Enstar II-1 will terminate and be dissolved upon the disposition of all of its assets.

Federal Income Tax Consequences of the Liquidation Plan

     General

      The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state income tax consequences of the Liquidation Plan, which can vary from state to state. This summary is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign income tax consequences to a particular limited partner. DUE TO THE COMPLEXITY OF THE TAX ISSUES INVOLVED, THE unitholders ARE URGED TO CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE TRANSACTION.

      This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the “Regulations”); published rulings and practices of the Internal Revenue Service (which is also referred to as the “IRS”); and court decisions, each as currently in effect. There can be no assurance that the IRS will agree with the conclusions herein or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation is also subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

      This summary does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder’s personal circumstances, or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

Partnership Status

      Under current law, a “partnership” is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing such partner’s income tax liability such partner’s allocable share of the partnership’s items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar II-1’s classification as a “partnership” (rather than as an “association taxable as a corporation”) for federal income tax purposes. This summary assumes that the partnership has been and will continue to be properly classified as a “partnership” for federal income tax purposes. No opinion of counsel or of the partnership’s independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

Federal Income Tax Consequences

      • Realization of Gain on Sale of Assets. Consummation of the Liquidation Plan will cause the partnership to recognize gain for federal income tax purposes. In general, such gain will equal the excess of the “amount realized” over the partnership’s adjusted basis in the assets. The general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by his prior losses not deductible because of the “passive activity loss” limitations under section 469 of the Code. For more information, please see the subsection entitled “Passive Activity Losses” below.

      • Passive Activity Losses. Under Section 469 of the Code, non-corporate taxpayers, personal service corporations or certain other closely held corporations generally can deduct “passive activity losses” in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from the partnership should be considered passive activity losses. Thus, unitholders may have “suspended” passive losses from the partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

      • Unrelated Business Income. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under Section 514(a) of the Code, gain from the sale of “debt-financed property” is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property’s debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the partnership’s system.

      • Foreign Investors. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person’s share of the gain recognized on the Liquidation Plan. The withholding rates are 39.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person’s U.S. tax return for the amount of the tax withheld by the partnership. The tax withheld will be treated as a distribution to the foreign unitholder.

      • Complete Liquidation. In general, upon complete liquidation of the partnership, gain will be recognized by a unitholder upon receipt of a liquidating distribution only to the extent any money (and certain other property) received exceeds the adjusted basis of the unitholder’s units. It is anticipated that a unitholder’s basis for his units will be approximately equal to his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, and some or all of the unitholders may recognize gain on the liquidation of the partnership in addition to their share of gain realized by the partnership on the sale of the partnership’s assets. Since any decrease in a unitholder’s share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceed the sum of any money received.

State Tax Consequences

      Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, the unitholders are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

No Appraisal Rights

      If the unitholders owning at least a majority of the units on the Record Date vote in favor of the Liquidation Plan, such approval will bind all unitholders. The partnership agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar II-1 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority in approving or disapproving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have the value of their units paid to them because they disapprove of the action of a majority-in-interest of the unitholders.

NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

      No established market for the units of Enstar II-1 was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm’s-length basis, as between willing buyers and willing sellers.

      The following table sets forth the high and low sales prices for Enstar II-1’s units during the period October 1, 1999 through March 31, 2002:

			Number of	Total Units
Period	High	Low	Trades	Traded

October-December 1999	$360.00	$175.00	19	630
January-March 2000	360.00	165.00	28	654
April-June 2000.	360.00	165.00	27	846
July-September 2000	360.00	175.00	18	350
October-December 2000	360.00	175.00	24	635
January-March 2001	345.00	75.00	20	548

			Number of	Total Units
Period	High	Low	Trades	Traded

April-June 2001	325.00	285.00	4	86
July-September 2001	345.00	280.00	27	950
October-December 2001	—	—	—	—
January-March 2002	—	—	—	—

DISTRIBUTIONS TO UNITHOLDERS

      For the period from the inception of Enstar II-1 through December 31, 2001, Enstar II-1 made aggregate cash distributions to its unitholders in the amount of $6,479,000 or an aggregate of $216.42 per unit. Such distributions were made from the partnership’s operating cash flow.

      During the twenty-seven month period ending March 31, 2002, the partnership made quarterly cash distributions to its unitholders in the amounts set forth below:

	Total	Per-Unit
	Distribution:	Distribution:

March 31, 2002	$94,500	$3.16
December 31, 2001	$95,500	$3.19
September 30, 2001	$94,000	$3.14
June 30, 2001	$94,300	$3.15
March 31, 2001	$94,200	$3.15
December 31, 2000	$95,500	$3.19
September 30, 2000	$94,000	$3.14
June 30, 2000	$94,000	$3.14
March 31, 2000	$94,500	$3.16
December 31, 1999	$94,500	$3.16

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      On December 31, 2001, there were 29,936 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 837 unitholders. None of the affiliates of the general partner, or any of the executive officers or directors of the general partner or any of its affiliates, owns any of the units, nor has any such person engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.

      As of March 31, 2002, the following group of affiliated unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by the partnership to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

	Beneficial
	Ownership

Name and Address of Beneficial Owner	Amount	Percent

Affiliated Madison Investor unitholders 6143 South Willow Drive, Suite 200 Greenwood Village, Colorado 80111
• Madison Liquidity Investors 112 LLC	1,104	3.68%
• Madison Liquidity Investors 111 LLC	412	1.37%
• Madison Liquidity Investors 100 LLC	32	.10%
• Madison Liquidity Investors 103 LLC	24	.080%
• Madison Avenue Investment Partners LLC	20	.066%

Total	1,592	5.296%

      The general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

IDENTITY AND BACKGROUND OF CERTAIN PERSONS

Enstar Communications Corporation

      Enstar Communications is the corporate general partner of Enstar II-1. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Systems serving approximately 33,000 subscribers are currently in various stages of being sold. The address and telephone number of Enstar Communications’ principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

      Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the Filing Persons, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under “Identity and Background of Certain Persons — Charter Communications, Inc.” on pages 42-43.

      The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.: (314) 965-0555.

Name	Age	Position

Steven A. Schumm	49	Director, Executive Vice President and Assistant to the President
Carl E. Vogel	44	President and Chief Executive Officer
David C. Andersen	53	Senior Vice President — Communications
David G. Barford	43	Executive Vice President and Chief Operating Officer
J. Christian Fenger	47	Senior Vice President of Operations — Western Division
Eric A. Freesmeier	49	Senior Vice President — Administration
Thomas R. Jokerst	52	Senior Vice President — Advanced Technology Development
Kent D. Kalkwarf	42	Executive Vice President and Chief Financial Officer
Ralph G. Kelly	44	Senior Vice President — Treasurer
David L. McCall	46	Senior Vice President of Operations — Eastern Division
Majid R. Mir	51	Senior Vice President — Telephony and Advanced Services
John C. Pietri	52	Senior Vice President — Engineering
Michael E. Riddle	42	Senior Vice President and Chief Information Officer
Curtis S. Shaw	53	Senior Vice President, General Counsel and Secretary
William J. Shreffer	48	Senior Vice President of Operations — Midwest Division
Steven E. Silva	42	Executive Vice President — Corporate Development and Chief Technology Officer

      Steven A. Schumm, Director, Executive Vice President and Assistant to the President. Prior to joining Charter Investment, Inc. (also called “Charter Investment”) (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm’s National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

      Carl E. Vogel, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T’s cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation. Mr. Vogel earned a B.S. degree in Finance and accounting from St. Norbert College.

      David C. Andersen, Senior Vice President — Communications. Prior to joining Charter Communications, Inc., and Enstar Communications in May 2000, Mr. Andersen served as Vice President of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their public relations department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry’s highest honor — the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children’s programming, and is a former Chairman of the National Captioning Institute’s Cable Advisory Board.

      David G. Barford, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations — Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

      J. Christian Fenger, Senior Vice President of Operations — Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for the North Central Region since 1998. From 1992 until joining Charter in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor’s degree and his master’s degree in communications management from Syracuse University’s Newhouse School of Public Communications. Eric A. Freesmeier, Senior Vice President — Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor’s degree from the University of Iowa and a master’s degree from Northwestern University’s Kellogg Graduate School of Management.

      Thomas R. Jokerst, Senior Vice President — Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

      Kent D. Kalkwarf, Executive Vice President and Chief Financial Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Anderson LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

      Ralph G. Kelly, Senior Vice President — Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left

Charter Investment in 1994 to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor’s degree in accounting from the University of Missouri — Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

      David L. McCall, Senior Vice President of Operations — Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association’s Tower Club.

      Majid R. Mir, Senior Vice President — Telephony and Advanced Services. Prior to joining Charter in April 2001, Mr. Mir worded with GENUITY Networks, Inc. as Vice President, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as Assistant Vice President of Core Network Engineering. Mr. Mir served as Director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor’s of science in systems science from the University of West Florida and holds a master’s degree in business administration from the University of South Florida.

      John C. Pietri, Senior Vice President — Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier, he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin — Oshkosh.

      Michael E. Riddle, Senior Vice President and Chief Information Officer. Prior to joining Charter in December 1999, Mr. Riddle was Director, Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

      Curtis S. Shaw, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

      William J. Shreffer, Senior Vice President of Operations — Central Division. Mr. Shreffer was promoted to his current position in January 2002, having previously served as President of Operations for the Michigan region. Prior to joining Charter in 1999, Mr. Shreffer acted as a Managing Director of Cablevision. Between 1995 and 1999, he held various positions with Century Communications, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffer acted as the Regional Controller for American Cable Systems and, following the acquisition of American by Continental Cablevision, as its General Manager in its Chicago region. Mr. Shreffer holds degrees from Robert Morris College and Duquesne University and is obtaining a master’s degree in business from Lewis University in Chicago.

      Stephen E. Silva, Executive Vice President — Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President — Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

      The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

      Effective September 28, 2001, Jerald L. Kent resigned his positions as the President and Chief Executive Officer of each of Enstar Communications Corporation and Charter Communications, Inc.

Robert T. Graff

      Robert T. Graff is the individual general partner of Enstar II-1. Mr. Graff has been retired for at least the last ten years. Mr. Graff is a citizen of the United States. Mr. Graff has not been actively involved in the management of Enstar II-1.

Charter Communications, Inc.

      Charter Communications, Inc. (also referred to as “Charter, Inc.”) is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the fourth largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 7.0 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed 18 cable system acquisitions, which added approximately 4.7 million customers. Pursuant to management agreements with Charter Communications Holding Company, LLC (“Holdco”) and Charter Communications Operating, LLC (“Operating”), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries (which include all of the other Filing Persons) and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.

      Listed below are the directors of Charter, Inc. Information about Charter, Inc.’s executive officers is set forth under the heading “Identity and Background of Certain Persons — Enstar Communications Corporation” on pages 39-42.

      The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

      Paul G. Allen, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World™ vision that Charter shares. Mr. Allen’s investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in USA Networks, Inc., TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of USA Networks, Inc., TechTV, Inc. and numerous privately held companies.

      Carl E. Vogel, 44 (See “Identity and Background of Certain Persons — Enstar Communications Corporation” on pages 39-42).

      Marc B. Nathanson, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

      Ronald L. Nelson, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

      Nancy B. Peretsman, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

      William D. Savoy, 37, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., USA Networks, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and Finance from Atlantic Union College.

      John H. Tory, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

      Paul E. Martin, 41, Senior Vice President — Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri — St. Louis.

      Diane Schneiderjohn, 45, Senior Vice President — Marketing and Programming. Ms. Schneiderjohn joined Charter in April 2002. Prior to joining Charter, Ms. Schneiderjohn was the Managing Partner for Carlsen Resources’ Global Media Division, and from 1995 to 2000, she was the Senior Vice President for Turner International Asia Pacific. Prior to Turner International, Ms. Schneiderjohn spent nearly 12 years with Viacom’s Cable Division, where she served in a variety of marketing positions including Corporate Vice President of Marketing, Programming and Sales. She has held positions on numerous boards and advisory committees, including the national board of Women in Cable and Telecommunications (WICT) and the national board of the National Association of Minorities in Communications (NAMIC). Ms. Schneiderjohn holds a B.S. degree from the University of California, Berkeley.

Charter Communications Entertainment I, LLC

      CCE-1 is a Delaware limited liability company and an indirect subsidiary of Charter Communications, Inc. (and, therefore, an affiliate of Enstar Communications) as shown on the “Ownership Structure Chart” on page 11. Charter Communications Entertainment, LLC, a Delaware limited liability company and an indirect subsidiary of Charter, Inc., is the sole member of CCE-1. CCE-1 is organized for the purpose of owning and operating cable television systems. The business address and telephone number of CCE-1’s principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

Charter Communications Entertainment, LLC

      Charter Communications Entertainment, LLC (“Entertainment”) is a Delaware limited liability company and an indirect subsidiary of Charter, Inc. Entertainment is the sole member of CCE-1. The business address and telephone number of Entertainment’s principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

Charter Communications Operating, LLC

      Charter Communications Operating, LLC (“Operating”) is a Delaware limited liability company, and an indirect subsidiary of Charter, Inc. Operating is the controlling member of Entertainment and the sole member of several other Charter, Inc. operating subsidiaries that directly own and operate cable television systems. The business address and telephone number of Operating’s principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

Charter Communications Holdings, LLC

      Charter Communications Holdings, LLC (“Holdings”) is a Delaware limited liability company, and an indirect subsidiary of Charter, Inc. Holdings is the sole member of Operating.The business address and telephone number of Holdings’ principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

Charter Communications Holding Company, LLC

      Charter Communications Holding Company, LLC (“Holdco”) is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco is the sole member of Holdings, and through its subsidiaries (which include Enstar Communications Corporation, CCE-1, Entertainment, Operating and Holdings) owns and operates Charter Inc.’s cable television systems. The business address and telephone number of Holdco’s principal office is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

VOTING PROCEDURES

      The Liquidation Plan consists of the three, separate proposals on which you are being asked to vote. Although you will vote on each proposal individually, each is dependent on the unitholders approving the other two, and no proposal will be adopted (and, therefore, the Liquidation Plan will not be carried out) unless all three proposals are approved by a majority-in-interest of the unitholders. A vote of the holders of a majority of the units on the Record Date to approve a proposal will bind all unitholders as to that proposal.

      The close of business on August 9, 2002, is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the proposals. Consents of the unitholders will be solicited during the period, also referred to as the “Solicitation Period,” which begins on August 12 and will end at 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us and/or the soliciting agent; or (ii) September 23, 2002 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to each proposal. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar II-1 has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.

      If you sign and send in the enclosed consent card and do not indicate how you want to vote as to a proposal, your consent card will be treated as voting to APPROVE that proposal. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE each proposal. If you ABSTAIN as to a proposal, it will have the same effect as a vote to DISAPPROVE that proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (i) the date on which the consents of the holders of a majority of the units entitled to consent are received by us and/or the soliciting agent; or (ii) September 23, 2002 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period, or extended Solicitation Period, as the case may be.

      On December 31, 2001, there were 29,936 outstanding units entitled to vote on the proposals, which were held by 837 unitholders, none of whom are known to us to be an affiliate of the partnership, the general partner, or of any affiliate of any of the other Filing Persons.

AVAILABLE INFORMATION

      This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar II-1, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar II-1’s Annual Report on Form 10-K for the years ended December 31, 2000 and December 31, 2001, Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, September 30, 2001 and March 31, 2002, or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar II-1. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; or call (314) 543-2389.

      The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

CONSENT SOLICITATION BY THE GENERAL PARTNERS OF
ENSTAR INCOME PROGRAM II-1, L.P.
CONSENT CARD
(AMENDMENT NO. 2)

     The undersigned record owner (the “Unitholder”) of limited partnership units (the“Units”) of Enstar Income Program II-1, L.P. (the “Partnership”) hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

     AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IN ITS SOLE DISCRETION DETERMINE.

     IF NO SPECIFICATION IS MADE WITH RESPECT TO THE VOTING ON ANY ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE THAT PROPOSAL OR PROPOSALS.

(I)	To sell all of the Partnership’s cable television systems to Charter Communications Entertainment I, LLC, pursuant to the Asset Purchase Agreement between the Partnership as Seller, and Charter Communications Entertainment I, LLC, as Buyer, dated as of April 10, 2002 (the “Charter Sale”)

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

(II)	To amend Section 9.9 of the Partnership’s partnership agreement (the “Partnership Agreement”) to read as follows

Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arms length. An affiliate of the Corporate General Partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

(III)	As soon as practicable after the consummation of the Charter Sale, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the Unitholders and General Partner of the Partnership's remaining assets after payment of the Partnership's debts and obligations and paying or providing for the payment of the expenses of the Charter Sale, in accordance with the Partnership Agreement.

APPROVE [ ]	DISAPPROVE [ ]	ABSTAIN [ ]

(please date and sign on the other side)

The undersigned hereby acknowledges receipt of the Consent Statement.

     The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated	, 2002

(Unitholders Signature) (Unitholders Signature)

Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign

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